Exhibit 2.2

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DATED 20 December 2011

GLAXOSMITHKLINE LLC

and

GLAXOSMITHKLINE L.P.

and

GLAXOSMITHKLINE PLC

and

PRESTIGE BRANDS HOLDINGS, INC.

BUSINESS SALE AND PURCHASE AGREEMENT
in relation to certain over-the-counter consumer healthcare brands and supporting business

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(RJZS/GEZF)

510630299

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24.	Business Records and Business Information	55

25.	Intellectual Property	56

26.	Seller’s undertakings	60

27.	Business Seller’s undertaking	63

28.	Purchaser’s undertakings	63

29.	Payments	66

30.	No set-off	67

31.	Effect of Completion	67

32.	Assignment	67

33.	Further assurance	68

34.	Entire agreement	69

35.	Capacity of Seller and Purchaser	70

36.	Remedies and waivers	70

37.	Indemnification and conduct of claims	70

38.	Notices	73

39.	Announcements	75

40.	Confidentiality	75

41.	Costs and expenses	77

42.	Counterparts	77

43.	Invalidity	78

44.	Contracts (Rights of Third Parties) Act 1999	78

45.	Choice of governing law	78

46.	Jurisdiction	78

47.	Agent for service	79

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SCHEDULES AND ATTACHMENTS

AGREED FORM DOCUMENTS

Bill of Sale and Assignment and Assumption of Obligations and Liabilities Agreement	-	see Attachment 4

Business Domain Name Assignments	-	see Attachment 5

Management Presentation	-	see Attachment 2

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THIS AGREEMENT is made the …………………. day of December, 2011

BETWEEN:

1.
GLAXOSMITHKLINE LLC, a company incorporated under the laws of the state of Delaware, United States of America, (under number 4746253) whose registered office is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, United States of America (the “Seller”);

AND

2.
GLAXOSMITHKLINE CONSUMER HEALTHCARE L.P., limited partnership, number 2308674, formed by the Delaware Secretary of State in accordance with the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq, and whose registered office is at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, United States of America (the “Business Seller”);

AND

3.
GLAXOSMITHKLINE PLC, a company incorporated in England and Wales (registered number 03888792) whose registered office is at 980 Great West Road, Brentford, Middlesex TW8 9GS, United Kingdom (”GSK PLC”).

AND

4.	PRESTIGE BRANDS HOLDINGS, INC., a company incorporated in Delaware, US, whose principal place of business is at 90 North Broadway, Irvington, NY 10533, US (the “Purchaser”).

WHEREAS:

(A)	The Business Seller carries on the Business (as defined in this Agreement).

(B)
The Business Seller has agreed to sell, and the Seller has agreed to procure the sale of, and the Purchaser has agreed to purchase, or procure the purchase of, and pay, or procure payment, for the Business and the Business Assets (as defined in this Agreement) as a going concern for the consideration and on the terms set out in this Agreement.

NOW IT IS AGREED as follows:

1.	Interpretation

1.1	In this Agreement and the Schedules and Attachments to it:

“1998 Licence”	means the Amended and Restated Licence Agreement dated 10 September 1998 intialled by or on behalf of the parties on the date of this Agreement;

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“Adverse Event”	means any untoward medical occurrence in a patient or clinical investigation subject or consumer, temporally associated with the use of a Product, whether or not considered related to such Product;

“Affiliate”	in relation to any person, means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

“Agreed Form”	in relation to any document means the document in a form agreed by the parties to this Agreement and initialled for the purposes of identification by or on behalf of the Purchaser and the Seller;

“Agreed Rate”	means a rate of 2 per cent. per annum above the base rate from time to time of Barclays Bank PLC;

“Antitrust Laws”	means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, and the HSR Act;

“Antitrust Proceeding”	has the meaning given in Clause 3.3;

“Associated Undertaking”
in relation to any person, means any Undertaking in which (a) that person, (b) any subsidiary or subsidiary undertaking of that person, (c) any holding company of that person or (d) any subsidiary or subsidiary undertaking of any such holding company (“Party A”) has an interest from time-to-time of twenty (20) per cent. or more, the question of whether such an interest exists to be determined by whether Party A:

(i)               has an interest in twenty (20) per cent. or more  of the shares of such Undertaking; or

(ii)              is entitled, through shareholding or otherwise, to receive twenty (20) per cent. or more of the income of such Undertaking on any distribution by it of all of its income or is entitled to receive twenty (20) per cent. or more of the assets of such Undertaking on a winding up; or

(iii)             holds, through shareholding or otherwise, twenty (20) per cent. or more of the voting rights in such Undertaking;

“Assumed Liabilities”	has the meaning given in Clause 17.2;

“Assurance”	means any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever;

“Audited Carve-out Accounts”
means audited statements of net assets to be sold and related statements of revenue and direct operating expenses for the fiscal years ended 31 December 2008, 31 December 2009 and 31 December 2010 in relation to the business described in, and in substantially the form of, the Draft Carve-Out Accounts (prepared on the basis of note 2 (basis of preparation and accounting policies) accompanying such audited statements, which shall be in substantially the form of the corresponding note in the Draft Carve-Out Accounts);

“Bill of Sale and Assignment and Assumption of Obligations and Liabilities Agreement”
means the bill of sale and assignment and assumption of obligations and liabilities agreement, in the Agreed Form of Attachment 4, pursuant to which the transfer of the Business Assets and the Assumed Liabilities will be effected at Completion;

“Brand Activation Grids”	means the brand activation grids in respect of the Products, appended to the Disclosure Letter and “Brand Activation Grid” shall be construed accordingly;

“Brands”	means the brands listed in Schedule 7;

“Business”
means the business carried on in respect of the Commercialising of the Products under the Brands as carried on by the Business Seller, in each case as at Completion, including the Business Assets but excluding the Excluded Assets;

“Business Assets”	has the meaning given in Clause 2.2;

“Business Current Asset Adjustment Amount”	means the amount, expressed in Dollars, calculated by deducting the Provisional Current Asset Amount from the Completion Current Asset Amount, and such amount may be a positive or negative amount;

“Business Day”
means a day (other than a Saturday or Sunday) on which banks are open for business (other than solely for trading and settlement in Euro) in London and New York City, but excluding each day in the period between 24 December and 1 January (inclusive) in any year;

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“Business Domain Name Assignments”	means the assignments in the Agreed Form of Attachment 5 in respect of the Business Domain Names;

“Business Domain Names”	means the internet domain names listed in Schedule 9;

“Business Financial Information Date”	means 30 September 2011;

“Business Goodwill”	means all the goodwill in relation to the Business;

“Business Information”
means all Information owned by the Business Seller or any member of the GSK Group at Completion which is used exclusively in, or arises exclusively out of, the Business, but only to the extent the same is in the possession or control of a member of the GSK Group immediately prior to the Completion Time and is readily discoverable (after reasonable enquiry and investigation) by the relevant member of the GSK Group;

“Business Intellectual Property”	means all Intellectual Property owned by the Business Seller or any member of the GSK Group which is used exclusively in the Business as at Completion but excluding any Excluded IPR;

“Business Inventory”	means all released and packed inventory of Products in finished form beneficially owned by any member of the GSK Group in any location at the Completion Time;

“Business Records”
means:

(i)              all books and records containing Business Information or on which Business Information is recorded (including, without limitation, all documents and other material, whether human or computer or machine readable);

(ii)             those documents comprising the Data Room;

(iii)            all clinical studies and regulatory files (in either case, in any form or medium) which are proprietary to the Business Seller and which are used exclusively in, or arise exclusively out of, the Business; and

(iv)            the deeds, documents of title, certificates and records, in each case to the extent relating to the Business Intellectual Property; and

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(v)             artwork proprietary to the Business Seller which is used exclusively in the Business immediately prior to the Completion Time,

in each case (other than in respect of the items specified in paragraph (ii) of this definition) to the extent in the possession or control of, and readily discoverable (following reasonable enquiry and investigation) by, a member of the GSK Group immediately prior to the Completion Time, but excluding any Excluded Business Records;

“Certificate of Pharmaceutical Product”
means a certificate of pharmaceutical product substantially in the form published by the World Health Organisation in connection with the “WHO Certification Scheme on the Quality of Pharmaceutical Products Moving in International Commerce”;

“Commercialise”	means to advertise, promote, market, distribute and/or sell a product and “Commercialising” and “Commercialisation” (and other derivatives of such words) shall be construed accordingly;

“Completion”	means completion of the sale and purchase of the Business Assets under this Agreement;

“Completion Current Asset Amount”
means the aggregate amount, expressed in Dollars, of the Business Inventory as at immediately prior to the Completion Time, to be shown in the Completion Current Asset Statement prepared in accordance with Schedule 6, which amount may not be negative;

“Completion Current Asset Statement”	means the completion current asset statement relating to the Business prepared in accordance with Clause 8 and Schedule 6, in the format set out in paragraph 5 of Schedule 6;

“Completion Date”	has the meaning given in Clause 11.1;

“Completion Time”
means 9.00 a.m. (in each location where the Business Seller, relevant member(s) of the GSK Group, or relevant member(s) of the Purchaser’s Group (as applicable) is or are located) on the Completion Date;

“Confidential Information”	means all information held in any form or media whatsoever which is of a confidential nature and not in the public domain, including know-how which is confidential

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in nature and trade secrets;

“Consideration Allocation Statement”
means the statement allocating the Initial Cash Consideration (or, if amended in accordance with Clause 7.9, the Final Cash consideration) among:

(i)              the Business Inventory;

(ii)             the Intellectual Property; and

(ii)             the Other Assets,

prepared in accordance with Clause 7 and in the format set out in Schedule 5;

“Contract Long Stop Date”	means the Business Day immediately following the date which falls [***] months after the Completion Date, or such other date as the parties may agree;

“CTA 2010”	means the Corporation Tax Act 2010;

“Data Room”
means those documents, information and materials listed on the index attached to the Disclosure Letter, as such documents were contained on the Project Prism Intralinks datasite as at 17 December 2011;

“Debrox”	means the products sold under the Debrox ® brand in the United States;

“Designated Purchaser”	means a company in the Purchaser’s Group designated by the Purchaser as the purchaser of some or all of the Business Assets;

“Disclosure Letter”	means the letter of the same date as this Agreement written by the Seller to the Purchaser for the purposes of paragraph 10 of Schedule 4;

“Draft Carve-Out Accounts”
means the draft statements of net assets to be sold and related statements of revenue and direct operating expenses for the fiscal years ended 31 December 2008, 31 December 2009 and 31 December 2010 provided by the Seller to the Purchaser on the date of this Agreement;

“Draft Carve-Out Interim Accounts”
means the draft statements of net assets to be sold and related statements of revenue and direct operating expenses for the fiscal periods 1 January 2010 to 30 September 2010 and 1 January 2011 to 30 September 2011 provided by the Seller to the Purchaser on the date

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of this Agreement;

“Draft Completion Current Asset Statement”	has the meaning given in paragraph 4.1 of Schedule 6;

“Draft Consideration Allocation Statement”	has the meaning given in Clause 7.5;

“Encumbrance”
means any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other right to acquire or option, any right of first refusal or any right of pre-emption, or any agreement or arrangement to create any of the same, and "Unencumbered" shall be construed accordingly;

“Exchange Rate”
means, in relation to any currency to be converted into or from Dollars for the purposes of this Agreement, the spot rate of exchange (closing mid-point) for that currency into or, as the case may be, from Dollars in respect of the relevant date, as published in the London edition of The Financial Times first published after the relevant date or, where no such rate of exchange is published in respect of the relevant date, at the rate quoted by Barclays Bank PLC as at the close of business in London on the relevant date;

“Excluded Assets”	has the meaning given in Clause 2.2;

“Excluded Business Contracts”
means:

(a)         all the contracts, arrangements, agreements, engagements, guarantees, licences, purchase orders, customer orders, packaging contracts and other commitments which in each case relate both:

(i)       to the Business, or any part of the Business to be transferred to the Purchaser (or any Designated Purchaser) on Completion; and

(ii)      to any other business of the GSK Group, any part of the Business which is not transferred to the Purchaser (or any Designated Purchaser) on Completion, any product other than the Products, or any Excluded Asset,

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and to which a member of the GSK Group is (itself or through an agent) a party or the benefit of which is held in trust for, or has been assigned to, any member of the GSK Group; and

(b) any contracts, agreements and other arrangements with any agent, sales intermediary, distributor, customer, end user, pharmacy or retail asset;

“Excluded Business Records”
means:

(i)              any and all books and records and Information (including any books and records and Information which would otherwise fall within paragraph (ii) of the definition of “Business Records”) which are not used exclusively in, or do not arise exclusively out of, the Business (including any Information relating to, or comprising, any Shared Formulations);

(ii)             any and all books and records and Information relating to any Excluded Asset (other than Excluded Business Records) or Excluded Liability;

(iii)            any and all books and records and Information (including any books and records and Information which would otherwise fall within paragraphs (ii) and (iii) of the definition of “Business Records”) which relate to, or are required by any member of the GSK Group in order to carry out their respective obligations in connection with, the Separation Plan, PROVIDED THAT all such material and information shall, to the extent that it is not otherwise an Excluded Business Record, cease to be an Excluded Business Record upon the expiry of such obligations;

(iv)            any and all books and records and Information (including any books and records and Information which would otherwise fall within paragraphs (i) (ii) or (iii) of the definition of “Business Records”) which any member of the GSK Group is required by law to retain PROVIDED THAT the Purchaser shall be entitled to receive a copy of such information or material to the extent that such material or information relates exclusively to

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the Business; and

(v)         any and all books and records and Information (including any books and records and Information which would otherwise fall within paragraphs (i), (ii) or (iii) of the definition of “Business Records”) which contain information in which any member of the GSK Group has legal privilege;

“Excluded IPR”
means:

(i)          any Intellectual Property which is owned by the Business Seller or any member of the GSK Group and used (other than exclusively) in the Business at Completion (including any Shared Marks and any Intellectual Property in any Shared Formulations); and

(ii)          the GSK Marks;

“Excluded Liabilities”	has the meaning given in Clause 17.4;

“FDA”	means the United States Food and Drug Administration;

“Final Cash Consideration”	has the meaning given in Clause 7.2;

“Good Manufacturing Practice” or “GMP”
means current practices for the Manufacture of the relevant Product as required at the time of Manufacture by applicable law and regulation of any Governmental Entity in any country in which the relevant Product is Manufactured or is to be Commercialised, including without limitation, where such Product is a Medicinal Product to be Commercialised in the United States, the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 210 and 211,  as such practices are interpreted by the applicable provisions of the Quality Management System;

“Governmental Entity”
means any court, administrative body, local authority or other governmental or quasi-governmental entity with competent jurisdiction, any supra-national, national, federal, state, municipal, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body, self-regulated entity, private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or other governmental entity;

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“Group”	means the Purchaser’s Group and/or the GSK Group (as the context requires);

“Gross Price”	means US$44,844,000, which amount includes the Non-Compete Consideration;

“GSK Business”	means the business of any member of the GSK Group (but excluding the Business) as at or following Completion;

“GSK Group”	means the Seller, the Seller’s Affiliates and the Seller’s Associated Undertakings from time-to-time (including, for the avoidance of doubt, the Business Seller);

“GSK Group Confidential Information”
means all information (other than to the extent that it relates exclusively to the Business) which is not in the public domain in whatever form held:

(i)           relating to any member of the GSK Group or the business of any such member;

(ii)          supplied by or on behalf of any member of the GSK Group to the Purchaser or any other member of the Purchaser’s Group; or

(iii)         supplied in confidence to any member of the GSK Group by any third party;

“GSK Group Insurance Policies”	means insurance policies taken out and maintained by or on behalf of members of the GSK Group and “GSK Group Insurance Policy” shall be construed accordingly;

“GSK Group Reorganisation Plans”	means the plans relating to a proposed reorganisation of the GSK Group, as summarised in the document forming Attachment 3;

“GSK Marks”
means:

(i)           any of the words, letter combinations, marks, logos, devices or symbols set out in Attachment 1;

(ii)          any words, letter combinations, marks, logos, devices or symbols confusingly similar to those set out in Attachment 1;

(iii)         any name, mark, logo, device or symbol which includes or consists of the words, letter

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combinations, marks, logos, devices or symbols described in (i) or (ii) of this definition; and

(iv) the corporate name of any member of the GSK Group, in each case whether registered or unregistered and “GSK Mark” shall be construed accordingly;

“GSK Product”	means any product Commercialised by or on behalf of any member of the GSK Group at any time on or after Completion;

“HSR Act”	means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“Information”
means the following information (in whatever form held):

(i)           formulae, designs, specifications, drawings, know-how, manuals and instructions;

(ii)          customer lists, sales, marketing and promotional information;

(iii)         correspondence, orders and enquiries;

(iv)         business plans and forecasts; and

(v)          technical or other expertise;

“Information Memorandum”	means the information memorandum dated July 2011 relating to the Business prepared by the GSK Group and Goldman Sachs International and provided to the Purchaser;

“Information Technology”	means computer hardware, software and networks;

“Initial Cash Consideration”	has the meaning given in Clause 7.1;

“Intellectual Property”
means patents, Trade Marks, rights in designs, copyrights (including rights in computer software), database rights, topography rights and plant variety rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

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“Interim Review Carve-out Accounts”
means the unaudited statements of net assets to be sold and related statements of revenue and direct operating expenses for the fiscal periods 1 January 2010 to 30 September 2010 and 1 January 2011 to 30 September 2011 in relation to the business described in, and in substantially the form of, the Draft Interim Carve-Out Accounts (prepared on the basis of note 2 (basis of preparation and accounting policies) accompanying such unaudited statements, which shall be in substantially the form of the corresponding note in the Draft Carve-out Interim Accounts);

“International Financial Reporting Standards”
means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee;

“IP Completion Deliverable”	means the obligation of the Seller described as such in Schedule 2;

“IRC”	means the United States Internal Revenue Code of 1986;

“Licensed Goods”	means the items of Business Inventory that are the subject of the licence set out in Clause 25.2(B);

“Losses”
includes, in respect of any matter, event or circumstance, all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including reasonable legal costs), expenses (including recoverable Tax), disbursements or other liabilities, in any case of any nature whatsoever;

“Management Plan”
has the meaning given in the Information Memorandum and includes the contents of Paragraph D “FY2011E and the Management Plan (FY2012-16E)” of Part VI “Financial Overview” of the Information Memorandum;

“Management Presentation”	means the management presentation briefing document in the Agreed Form of Attachment 2;

“Manufacture” or “Manufacturing” or “Manufactured”	means, as applicable, all the production, packaging, labelling, warehousing, quality control testing, waste disposal and quality release of products;

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“Material Adverse Change”
means any matter, change, event or circumstance arising or occurring after [***] that, individually or in the aggregate, is materially adverse or is reasonably likely to be materially adverse to the business, assets, financial condition, future prospects or results of operations of the Business taken as a whole, but shall exclude any matter, change, event or circumstance to the extent resulting or arising from:

(i)             any change that is generally applicable to, or generally affects, the industries or markets or geographic areas in which the Business operates or arises from or relates to changes in Law or accounting rules or changes in any authoritative interpretation of any Law by any Governmental Entity;

(ii)            any change in the United States’ or world’s financial, securities or currency markets or general economic or political conditions or changes in prevailing interest rates or exchange rates;

(iii)            any terrorist activity, attack, war, riot, insurrection, other armed conflict or civil disorder or effects of weather or natural disasters or acts of God or other calamity, crisis or geopolitical event;

(iv)            the execution of this Agreement, the public announcement thereof or the pendency or consummation of the transactions contemplated hereby (including any cancellations of or delays in customer orders or other decreases in customer demand, any reduction in revenues, and any disruption in supplier, distributor, customer or similar relationships);

(v)              the bankruptcy, insolvency or other financial distress of any customers, distributors or suppliers or the Business;

(vi)           the taking of any action expressly required by this Agreement or otherwise taken with the written consent of the Purchaser hereunder; and

(vii)           any failure of the Business or the GSK Group to meet any projections or forecasts for any period (it being understood that the facts underlying

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such failure may be taken into consideration in determining whether a Material Adverse Change has occurred to the extent such underlying facts are not excluded from consideration by reason of the foregoing paragraphs (i) to (vi) (inclusive)), provided that the exceptions in (i), (ii) and (iii) shall only be taken into account if the Business is not adversely affected in a disproportionate manner relative to other comparable businesses operating in the same industry and geography as the Business;

“Material Adverse Effect”	means a material adverse effect on the financial condition or future prospects of the Business taken as a whole;

“Medicinal Product”
means, in the case of a Product to be Commercialised in the United States, a “Drug product” as defined in U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 210 section 210.3 or, in the case of a Product to be Commercialised in the European Union or elsewhere, a Medicinal Product as defined in Article 1(2) of Directive 2001/83/EC;

“Murine”	means the ear care products sold under the Murine ® brand in the United States;

“Murine Line”	means the ear care and all other products sold under the Murine ® brand in the United States;

“NDA”	means a “new drug application”, as such term is used in the Federal Food, Drug and Cosmetic Act (as amended), and the rules and regulations thereunder and “NDAs” shall be construed accordingly;

“Non-Compete Consideration”	means an amount equal to US$[***];

“Occurrence Policies”
means the insurance policies taken out and maintained by or on behalf of members of the GSK Group under which claims may be made after Completion in respect of events arising or occurring prior to Completion and “Occurrence Policy” shall be construed accordingly;

“OTC Monograph”	means an over-the-counter drug monograph, as more fully described in 21 C.F.R. sections 330 et seq.;

“OTC Product”	a product approved by a relevant Governmental Entity as a medicine available for purchase by customers ‘over-the counter’ (i.e. without the need for a

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prescription from a physician or other health care professional);

“Permitted Encumbrances”
means security interests arising in the ordinary course of business or by operation of law, security interests arising under sales contracts with title retention provisions, equipment leases with third parties entered into in the ordinary course of business, security interests for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty,  which do not individually or in aggregate materially impair the continued use and operation of the assets to which they relate in the context of the Business;

“Post-Completion Date”	means the date falling sixty (60) days after the Completion Date;

“Pre-Completion Period”	has the meaning given in Clause 6.2;

“Proceedings”
means any proceeding, suit or action arising out of or in connection with this Agreement, whether contractual or non-contractual, or the negotiation, existence, validity or enforceability of this Agreement;

“Products”	means the products listed in Schedule 7 in the SKU forms and in the territories set out for each such product in such Schedule, and “Product” shall be construed accordingly;

“Property”	means freehold, fee simple, leasehold, or other immoveable property or real property;

“Provisional Current Asset Amount”	means US$156,000;

“Purchaser Material Adverse Effect”	means a material adverse effect on the financial condition or future prospects of the Purchaser’s existing operations taken as a whole;

“Purchaser’s Bank Account”	means the bank account of the Purchaser, details of which are set out in Schedule 12;

“Purchaser’s Group”	means the Purchaser, the Purchaser’s Affiliates and the Purchaser’s Associated Undertakings from time-to-time;

“Purchaser’s Solicitors”	means Baker & McKenzie LLP, of 100 New Bridge Street, London EC4V 6JA;

“Purchaser Transaction	has the meaning given in Clause 23.1(A);

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Documents”

“Quality Management System”
means the GSK Group’s system of quality management controls designed to ensure regulatory compliance and to assure product safety, quality and efficacy in the GSK Group’s operations with regard to the manufacture and supply of investigational materials or products for sale or distribution and implemented pursuant to the GSK Group’s Corporate Policy entitled Quality Management System (POL-GSKF-514);

“Receivables”
means all outstanding payments due to the Seller or to any other member of the GSK Group in respect of the period up to the Completion Time for goods or services supplied or rights licensed by it or on its behalf in the ordinary and usual course of carrying on the Business (and in each case including such part of such amounts as relate to Sales Tax);

“Regulatory Permit Holder”	means any member of the GSK Group holding one or more of the Regulatory Permits at Completion and “Regulatory Permit Holders” shall be construed accordingly

“Regulatory Permits”
means each of NDAs, approvals, licences, permits, certificates, registrations, formulary listings, exemptions and authorisations relating exclusively to the Business issued by Governmental Entities and which are listed in Part A of Schedule 10 and “Regulatory Permit” shall be construed accordingly;

“Relevant Agency”	has the meaning given to it in Clause 3.3;

“Relevant GSK Group Employee”
means any employee of any member of the GSK Group who is entitled to a gross fixed annual salary in excess of US$[***] per annum (or its equivalent in local currency at exchange rates prevailing at the date of this Agreement) who:

(i)          is, or has been, directly or indirectly involved in the Business or its sale; or

(ii)         is, has been, or will be, directly or indirectly involved in the preparation and/or implementation of the Separation Plan;

“Relevant Marks”	means the Trademarks in Schedule 9 to this Agreement

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“Relevant Period”	means the period of three (3) calendar years ended on the date of this Agreement;

“Relevant Rights”	means the Relevant Marks and all rights and information (including, without limitation, Intellectual Property and Information) licensed to the Business Seller which relate to the Business;

“Remedy”
means undertakings, commitments, hold-separate arrangements, divestments, conditions, obligations, measures, undertakings, and/or modifications, consents decrees, settlements or analogous procedures (each a “Remedy”);

“Restricted Product Market”	means the OTC Product market for [***] products;

“Restricted Territory”	means the United States;

“Sales Tax”
means any sales, goods, services, turnover, value-added, or similar Tax, including (for the avoidance of doubt and without limitation):

(i)              any sales Tax imposed under the law of the United States of America; and

(ii)             any Tax imposed by any Member State of the European Union in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC);

“SEC”	means the US Securities and Exchange Commission;

“Seller’s Bank Account”	means the bank account of the Seller, details of which are set out in Schedule 11;

“Seller’s Solicitors”	means Slaughter and May of One Bunhill Row, London EC1Y 8YY and, for the purposes of Clause 3, Sidley Austin LLP of One South Dearborn, Chicago, Illinois 60603;

“Seller Transaction Documents”	has the meaning given in paragraph 1.2 of Schedule 3;

“Senior Employee”	means any employee of any member of the Purchaser’s Group who is entitled to a gross fixed annual salary in excess of US$[***] per annum (or its equivalent in local currency at exchange rates prevailing at the date of

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this Agreement) who:

(i)           is, or has been, directly or indirectly involved in the acquisition of the Business; or

(ii)          is, or will be, directly or indirectly involved in the preparation and/or implementation of the Separation Plan;

“Separation Plan”	means a written plan for the separation of the Business from the GSK Business;

“Service Document”	has the meaning given in Clause 47.4;

“Shared Formulation Know-How”	means know-how owned by the Seller (or a member of the GSK Group) in respect of the Shared Formulations;

“Shared Formulations”
means any formulations owned by the Seller or a member of the GSK Group which, at the Completion Date are used (i) by the Seller or a member of the GSK Group in relation to the manufacture of products other than Products and (ii) in the Business in respect of the Products, and “Shared Formulation” shall be construed accordingly;

“Shared Marks”
means the Trade Mark registrations and applications for Trade Mark registrations for any of the Brands which have been applied to products Commercialised by a member of the GSK Group other than in respect of a Product and “Shared Mark” shall be construed accordingly;

“SKU”	means a stock keeping unit and “SKUs” shall be construed accordingly;

“Tax” or “Taxation”
means all taxes, levies, duties, imposts and any charges, deductions or withholdings in the nature of tax including (without limitation) taxes on gross or net income, profits or gains, social security contributions and taxes on receipts, sales, use, occupation, development, franchise, employment, value added and personal property, together with all penalties, charges and interest relating to any of them, regardless of whether any such taxes, levies, duties, imposts, charges, deductions, withholdings, penalties and interest are chargeable directly or primarily;

“Tax Authority”	means any taxing, revenue or other authority competent to impose or collect any liability to Tax;

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“Tax Warranties”	means the Warranties in paragraph 16 of Schedule 4;

“Termination Date”	means 30 June 2012;

“Third Party Proceedings”
means litigation or arbitration, administrative or criminal proceedings which have been properly issued in the relevant court or tribunal of competent jurisdiction or under the relevant rules applicable to such arbitration (as the case may be) and validly served on the relevant member of the GSK Group;

“Trade Marks”	means trade marks, service marks, logos, devices, symbols, get up and/or trade dress (or any combination thereof) and “Trade Mark” shall be construed accordingly;

"Transfer Taxes"
means all stamp, transfer, registration, and other similar Taxes, duties and charges (including, for the avoidance of doubt and without limitation, any real estate transfer Tax or other Tax relating to the sale, transfer or registration of real estate) and all notarial fees payable or assessed in connection with, or directly or indirectly as a result of, this Agreement or the sale or purchase of the Business Assets under this Agreement;

“United States” or “US”	means the United States of America, its territories, possessions, any state of the United States of America and the District of Columbia;

“VDD Report”	means the financial vendor due diligence report relating to the Business prepared by KPMG LLP and dated 26 August 2011 (including volume 4 of such report dated 9 September 2011);

“Warranties”	means the warranties set out in Schedule 3; and

“Working Hours”	means 9.00 a.m. to 5.00 p.m. on a Business Day.

1.2	In this Agreement and the Schedules and Attachments to it, unless otherwise specified:

(A)
references to Clauses, sub-Clauses, paragraphs, sub-paragraphs, Schedules and Attachments are to clauses, sub-clauses, paragraphs and sub-paragraphs of, and schedules or attachments to, this Agreement;

(B)	headings to Clauses, Schedules and Attachments are for convenience only and do not affect the interpretation of this Agreement;

(C)	the Schedules and Attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and

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any reference to this Agreement shall include the Schedules and the Attachments;

(D)
a reference to any statute, regulation or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, consolidated, amended, modified, extended or re-enacted except to the extent that any such consolidation, amendment, modification, extension or re-enactment after the date of this Agreement would increase or extend the liability of any person under or pursuant to this Agreement;

(E)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(F)
references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(G)	use of any gender includes the other genders;

(H)	references to the singular shall include the plural and vice-versa;

(I)
a “holding company” and a “subsidiary” mean a holding company and subsidiary as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c) of the Companies Act 2006, as a member of another company even if its shares in that other company are registered in the name of (i) another person (or its nominee), whether by way of security or in connection with the taking of security, or (ii) its nominee;

(J)
a “subsidiary undertaking” means a subsidiary undertaking as defined in section 1162 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1162(2)(b) and (d) of the Companies Act 2006, as a member of another company even if its shares in that other company are registered in the name of (i) another person (or its nominee), whether by way of security or in connection with the taking of security, or (ii) its nominee;

(K)	the expressions “allotment”, “debentures” and “Undertaking” shall have the meaning given in the Companies Act 2006;

(L)	a person shall be treated as being connected with another if that person is connected with another within the meaning of sections 1122 and 1123 CTA 2010;

(M)	any question as to whether a person “controls” another (including for the purposes of the definition of “Affiliate”) shall be determined in accordance with

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the provisions of section 1124 CTA 2010 (and “controlled” shall be construed accordingly);

(N)	references to writing shall include any modes of reproducing words in a legible and non-transitory form, and accordingly shall exclude e-mail and other transitory modes;

(O)	references to times of day are to New York time;

(P)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(Q)	references to the knowledge, information, belief or awareness of the Seller or any similar expression shall be construed as a reference to the actual knowledge, awareness, information or belief of:

(i)
David Redfern (Chief Strategy Officer, Corporate Strategy and Development), Jo LeCouilliard (Vice President, Head of Corporate Development), Alan Burns (Director, Corporate Development), Hope D’Oyley Gay (Vice President and Associate General Counsel, Legal Operations, Business Development Transactions) and Susan Trent (Consumer Healthcare, North American Strategy) (in each case, in respect of all matters);

(ii)
Terry Dixon (Assistant General Counsel, Legal Operations, Global Trade Marks) and Theodore Furman (Vice President, Global Consumer Healthcare and Ophthalmology, Global Patents) (in each case, only in respect of matters relating to Intellectual Property,  know-how and, in each case, contracts, arrangements and engagements relating thereto);

(iii)	Paul Hunter (Project Director, Global Marketing Systems) (only in respect of matters relating to Information Technology and contracts, arrangements and engagements relating thereto);

(iv)	Dora Monserrate (Director, US Regulatory Affairs) (only in respect of matters relating to Regulatory Permits issued in the United States); and

(v)	Deborah Winter (Director, Tax Planning, Global Tax) (only in respect of Tax matters),

each such person having made reasonable enquiry;

(R)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be treated as including what most nearly approximates in that jurisdiction to the English legal term;

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(S)
references in any Warranty, in this Clause 1 or in Schedule 1 to any monetary sum expressed in Dollars shall, where such sum is referable in whole or in part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate on the date of this Agreement or, if such day is not a Business Day, on the Business Day immediately preceding such day;

(T)
where any amount in any local currency is required to be converted into Dollars for the purposes of calculating the “Provisional Current Asset Amount”, expressed in Dollars, such amount shall be translated into Dollars at the Exchange Rate for that local currency on the date which is five (5) Business Days prior to the Completion Date or, if such day is not a Business Day, on the Business Day immediately preceding such day;

(U)
where any amount in any local currency is required to be converted into Dollars for the purposes of calculating the “Completion Current Asset Amount”, expressed in Dollars, such amount shall be translated into Dollars at the Exchange Rate for that local currency on the Completion Date;

(V)
where it is necessary to determine whether a monetary limit or threshold set out in paragraph 1 of Schedule 4 has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims or any part of the relevant threshold is expressed in a currency other than Dollars (as the case may be), the value of each such claim or the relevant threshold, as the case may be, shall be translated into Dollars at the Exchange Rate on the date of notification of the relevant claim;

(W)	(i)
the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(ii)	the use of the words “includes” or “including” shall be deemed to say also “without limitation”; and

(iii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(X)
any indemnity or covenant to pay (the “Payment Obligation”) being given on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

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(ii)
the amount and timing of any additional Tax which becomes payable by the recipient of the Payment (or a member of the GSK Group or the Purchaser’s Group, as the case may be) as a result of the Payments being subject to Tax in the hands of that person; and

(iii)
the amount and timing of any Tax benefit which is obtained by the recipient of the Payment (or a member of the GSK Group or the Purchaser’s Group, as the case may be) to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation or to the receipt of the Payment, which amount and timing is to be determined by the auditors of the recipient at the shared expense of both relevant parties and is to be certified as such to the party making the Payment, the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred;

(Y)	unless specified to the contrary, references to “indemnify” and “indemnifying” any person against any circumstance include indemnifying and holding that person harmless on an after-Tax basis and:

(i)	the provisions of Clause 37 shall apply to such indemnification;

(ii)	references to the Purchaser indemnifying each member of the GSK Group shall constitute undertakings by the Purchaser to the Seller for itself and on behalf of each other member of the GSK Group; and

(iii)
references to the Seller indemnifying each member of the Purchaser’s Group shall constitute undertakings by the Seller to the Purchaser for itself and on behalf of each other member of the Purchaser’s Group;

(Z)
references to “Dollars” or “US$” are to the lawful currency of the United States, and references to “Euro” are to the lawful currency of the member states of the European Union that have adopted the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty of the European Union;  and

(AA)
other than in Clause 41 of this Agreement, references to “costs” and/or “expenses” incurred by a person shall not include any amount in respect of such costs or expenses for which either that person or any member of its Group for the purposes of any Sales Tax is entitled to credit.

2.	Sale and purchase of the Business and Business Assets

2.1	On the terms and subject to the conditions set out in this Agreement:

(A)	the Seller agrees to procure the sale of the entire legal and beneficial ownership in Business free from all Encumbrances as a going concern and of the entire

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legal and beneficial ownership in the Business Assets listed in Clause 2.2 free from all Encumbrances;

(B)	the Business Seller agrees to sell the entire legal and beneficial ownership in the Business Assets listed in Clause 2.2 of which it is the legal and beneficial owner free from all Encumbrances; and

(C)
the Purchaser agrees to purchase, or procure the purchase by the relevant Designated Purchaser(s) of, the entire legal and beneficial ownership in  the Business free from all Encumbrances as a going concern and the entire legal and beneficial ownership in the Business Assets listed in Clause 2.2 free from all Encumbrances, in each case as at and with effect from Completion (or as otherwise provided in this Agreement).

2.2	For the purposes of Clause 2.1 and this Agreement,

(A)	the Business Goodwill;

(B)	the Business Inventory (which shall be transferred subject to and in accordance with the terms of Clause 16);

(C)	the Regulatory Permits (which shall be transferred subject to and in accordance with the terms of Clause 19);

(D)	the Business Intellectual Property (which shall be transferred subject to and in accordance with the terms of Clauses 2.5 and 25);

(E)	the Business Domain Names;

(F)	all Business Records and Business Information (which shall be transferred subject to and in accordance with the terms of Clause 24);

(G)
the benefit of any confidentiality or non-disclosure agreement entered into by the Seller or any member of the Seller's Group with any third party in relation to or in connection with the sale and purchase of the Business; and

(H)	all other rights and assets used exclusively in the Business as at Completion other than the Relevant Rights,

together constitute the “Business Assets”, PROVIDED THAT there shall be excluded therefrom those property rights and assets expressly excluded by the definition of any category of Business Assets listed above and the following assets (the “Excluded Assets”):

(I)	the Excluded Business Contracts;

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(J)	the Excluded IPR;

(K)	the Excluded Business Records;

(L)	the Receivables;

(M)	all plant and machinery in which the Seller or any other member of the GSK Group has any right, title or interest;

(N)	cash in hand or at bank and any current investments used in or held on account of that part of the Business carried on by the Business Seller;

(O)
subject to Clause 21, the benefit of any rights in respect of any insurance policy (whether issued by any third party or any other person) of the Business Seller or any other member of the GSK Group relating to the Business or any of the Business Assets;

(P)
all current and former employees, consultants, individual independent contractors, temporary workers or similar individuals of the Seller or any other member of the GSK Group, and all such individuals who have or are currently performing services for the Seller or any other member of the GSK Group;

(Q)
any and all causes of action and claims of any member of the GSK Group arising out of or relating to any Excluded Liability or any of the Excluded Assets listed in sub-Clauses 2.2(I) to 2.2(P) (inclusive) and sub-Clauses 2.2(R) to 2.2(V);

(R)
any books and records or other information which relates to the sale or proposed sale of the whole or part of the Business including such information which relates to the negotiation of the transactions contemplated by this Agreement;

(S)
any asset the benefit of which is to be used by any member of the GSK Group to provide any services in accordance with the Separation Plan, PROVIDED THAT all such assets which are used exclusively in the Business as at the date on which the actions under the Separation Plan are concluded shall be transferred to the Purchaser as soon as reasonably practicable (and in any event within twenty (20) Business Days following such conclusion);

(T)	any Property in which the Seller or any other member of the GSK Group has any right, title or interest;

(U)
any deduction, relief, allowance or credit in respect of, and any repayment or right to a repayment of, any Tax that constitutes an Excluded Liability or otherwise relates to income, profit or gains arising, the value of any asset or assets, or an Event occurring, during the period ending on Completion; and

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(V)	any obsolete or unusable Business Inventory, and any Business Inventory with an expiry date of less than fifteen months following the Completion Date.

2.3
Notwithstanding any other provision of this Agreement, each member of the GSK Group shall retain its respective rights, title and interest in and to, and no member of the Purchaser’s Group shall obtain any rights, title or interest in or to (pursuant to this Agreement), the Excluded Assets and the Seller shall indemnify the Purchaser (and each member of the Purchaser's Group) against any and all Losses which it may suffer, sustain and/or incur in relation to or in connection with any of the Excluded Assets.

2.4	Part 1 Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of Clause 2.

2.5	Clause 2.1 shall operate as an assignment of the Business Intellectual Property with effect from Completion.

3.	Anti-Trust

3.1
The obligations of each party under this Agreement (other than those contained in this Clause 3, Clause 4, Clause 28.2, Clause 28.3, Clause 32, Clauses 34 to 36 (inclusive) and Clauses 38 to 46 (inclusive) are conditional in all respects upon there not being in effect any order of a Governmental Entity under an Antitrust Law that prohibits or enjoins Completion.

3.2
Within 10 Business Days of execution of this Agreement the parties shall contact the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice as appropriate (“the Relevant Agency”) and schedule a meeting at the Relevant Agency’s earliest opportunity that will allow both parties to participate.  At that meeting the parties shall inform the Relevant Agency of the terms and conditions of this Agreement and of the commercial circumstances that necessitate the transaction contemplated by this Agreement being a standalone transaction.  Each party warrants that all information provided to the Relevant Agency related to this Agreement will be, as of the date provided, true and accurate.

3.3
The Purchaser shall prior to 30 April 2012 take all commercially reasonable steps necessary to ensure that the Relevant Agency does not threaten to bring, or in fact bring, suit before any Governmental Entity under an Antitrust Law to prohibit or enjoin Completion temporarily or permanently, or otherwise challenge before any Governmental Entity the transaction contemplated by this Agreement (an “Antitrust Proceeding”).  The Purchaser’s obligation under this Clause 3.3 shall include:

(A)	informing the Relevant Agency within three (3) Business Days of the meeting referred to in Clause 3.2 that it is willing to divest Debrox, Murine or the Murine Line and promptly thereafter;

(B)	taking all steps necessary to effect divestment at no minimum price of whichever of Debrox, Murine or the Murine Line is necessary to avoid an Antitrust Proceeding; and if appropriate

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(C)	agreeing to, and taking all steps necessary to implement, any other Remedy necessary to avoid an Antitrust Proceeding provided that such Remedy does not have a Purchaser Material Adverse Effect.

3.4
If, notwithstanding the Purchaser’s obligation in Clause 3.3, an Antitrust Proceeding is commenced with respect to the transaction contemplated by this Agreement, the parties agree to work together in good faith to agree upon a course of action they agree will provide the highest likelihood that Completion can take place as soon as possible.

3.5
The parties shall keep each other informed as to its discussions with the Relevant Agency in relation to the transaction contemplated by this Agreement and steps taken or to be taken to ensure that the Relevant Agency does not commence an Antitrust Proceeding.  In particular, each party shall:

(A)
notify the other party and provide copies to the other party, of any communications (whether written or oral) from the Relevant Agency in relation to its review of the transaction contemplated by this Agreement;

(B)
provide the other party with draft copies of all submissions and substantive communications intended to be sent to the Relevant Authority at such time as will allow the other party a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent, (acting reasonably) agree such submissions and communications with the other party before they are submitted or sent, and provide the other party with copies of all such submissions and communications in the form submitted or sent; and

(C)	to the extent reasonably practicable, give the other party reasonable notice of, and reasonable opportunity to participate in, all meetings and telephone calls with the Relevant Agency.

3.6	The Seller shall, and shall procure that the Business Sellers shall, co-operate with and provide reasonable assistance to the Purchaser to enable it to satisfy the obligations set out in Clause 3.3.

3.7
The Seller may immediately terminate this Agreement in its entirety at any time after the execution of this Agreement in the event that it becomes reasonably apparent to the Seller that the Purchaser will not be able to ensure prior to 30 April 2012 that a Governmental Entity has not issued or will not issue an order under an Antitrust Law that prohibits or enjoins the transaction contemplated by this Agreement, as provided in Clause 4.5.  If the Seller exercises its right to terminate in this Clause 3.7 it will pay to the Purchaser the sum of $[***] as soon as practicable (and in any event within within 5 Business Days of 30 April 2012).

3.8
In the event that there is an order in effect by a Governmental Entity under an Antitrust Law that prohibits or enjoins Completion at the Termination Date, this Agreement shall automatically terminate as provided in Clause 4.5 below.

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4.	Purchaser’s Right to Terminate

4.1
If a Material Adverse Change has arisen or occurred and is subsisting at Completion, or at any time prior to Completion a Material Adverse Change has arisen or occurred which is not capable of remedy prior to Completion, the Purchaser may terminate this Agreement with immediate effect by notice in writing to the Seller.

4.2	During the Pre-Completion Period, the Seller shall notify the Purchaser immediately upon becoming aware of any Material Adverse Change.

4.3	If the Purchaser becomes entitled to terminate this Agreement under Clause 4.1 and the Purchaser fails to serve written notice on the Seller in accordance with Clause 4.1, the Purchaser shall:

(A)	be deemed to have waived its right to terminate this Agreement pursuant to such Clause; and

(B)
not be entitled to make any claim for damages or exercise any other right, power or remedy under this Agreement or otherwise provided by law in respect of the Material Adverse Change giving rise to such right to give notice to terminate.

4.4
This Agreement may not be rescinded, repudiated or terminated by any party (whether before or after Completion) otherwise than in accordance with (and to the extent permitted by) Clauses 3.7, 3.8 or 4.1 or by an agreement in writing signed by all the parties hereto.

4.5
In the event that this Agreement is terminated or terminates in accordance with Clause 3.7, 3.8 or 4.1 the obligations of each party under this Agreement (except for those contained in Clauses 23, Clauses 28.2 and 28.3, Clause 32, Clauses 34 and 36 and Clauses 38 to 47 (inclusive)) shall immediately terminate PROVIDED THAT the rights and liabilities of the parties which have accrued prior to termination shall subsist.

5.	[***]

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6.	Pre-Completion undertakings

6.1
Subject to the terms and conditions of this Agreement, the Seller and the Purchaser shall use all reasonable endeavours to procure that Completion occurs and, without prejudice to the generality of the foregoing, shall use all reasonable endeavours to cooperate with each other on and after the date of this Agreement to consummate the transactions contemplated by this Agreement.

6.2	Subject to Clause 6.4, between the date of this Agreement and Completion (the “Pre-Completion Period”), the Seller shall exercise all rights available to it:

(A)
to procure that the Business will be carried on in the ordinary course in the same manner as it was operated during the six (6) months preceding the date of this Agreement and shall use all reasonable endeavours to maintain its trade and trade connections; and

(B)	in particular to procure that each applicable member of the GSK Group:

(i)	uses all commercially reasonable endeavours:

(a)
to maintain and keep any Regulatory Permits  and ensure that all filings and notifications required to be made in respect of the same are made in accordance with past practice during the six (6) months preceding the date of this Agreement; and

(b)
to progress, in accordance with past practice during the six (6) months preceding the date of this Agreement, any applications, submissions, filings or other correspondence initiated by such member of the GSK Group prior to the date of this Agreement relating to the grant of new NDAs, approvals, licences, permits, certificates, registrations, exemptions and/or authorisations in respect of the Business, unless (in either case) requested by the Purchaser or required by any applicable Governmental Entity to amend, cancel or surrender any such Regulatory Permits, applications, submissions or filings;

(ii)
continues to Commercialise the Products in accordance with past practice during the six (6) months preceding the date of this Agreement and, in particular, shall not materially accelerate or increase the quantity of Products distributed to the relevant distributors, except where such acceleration or increase results from an actual increase in the orders of the relevant Products by the relevant distributor without an unusual or increased level of solicitation by a member of the Seller's Group intended to result in seasonably adjusted inventory levels of Products materially in excess of normal levels;

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(iii)	maintains the level of Business Inventory held for use in the Business in accordance with past practice during the six (6) months preceding the date of this Agreement;

(iv)	complies with the Quality Management System to ensure that the Products sold by the Business comply with the applicable requirements of GMP;

(v)
notifies the Purchaser in writing of any actual safety issue in respect of any Product (as soon as reasonably practicable after becoming aware of the same) which issue the relevant member of the GSK Group, acting reasonably and in good faith, considers material in the context of the Manufacture or Commercialisation of such Product;

(vi)	continues to support trade marketing, advertising and promotion in relation to the Business in accordance with the relevant Brand Activation Grid;

(vii)
notifies the Purchaser in writing as soon as reasonably practicable after becoming aware of any third party infringement of its Business Intellectual Property which has a material impact on the relevant Brand; and

(viii)
(a) materially complies with the terms of the 1998 Licence, solely to the extent such terms relate to the Business and (b) if the licensor does not materially comply with the terms of the 1998 Licence (to the extent such terms relate to the Business), uses all commercially reasonable efforts to enforce the terms of the 1998 Licence in respect of such non-compliance.

6.3
Subject to Clauses 6.2 and 6.4, during the Pre-Completion Period, the Seller shall exercise all rights available to it to procure that no member of the GSK Group will undertake any of the acts or matters listed in Schedule 1 in relation to the Business without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

6.4	Neither Clause 6.2 nor Clause 6.3 shall operate so as to restrict or prevent:

(A)
any matter reasonably undertaken in response to events beyond the control of any member of the GSK Group with the intention of minimising any adverse effect of such events where it is not reasonably practicable in the circumstances for the Seller to have obtained the consent of the Purchaser before such matter is undertaken PROVIDED THAT the Seller shall inform the Purchaser of the relevant matter and circumstances as soon as reasonably practicable after doing so;

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(B)
the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into prior to the date of this Agreement to the extent that such completion or performance is due prior to Completion;

(C)	any matter undertaken at the written request of the Purchaser;

(D)	any matter contemplated by any Seller Transaction Document or any action taken by any member of the GSK Group pursuant to any Seller Transaction Document;

(E)	any action or omission which any member of the GSK Group is required to take or omit to take by any applicable law or regulation, any Tax Authority or Governmental Entity;

(F)	any matter or action undertaken in connection with the GSK Group Reorganisation Plans;

(G)
any disposal of Business Inventory, obsolete assets or redundant assets, or any payment of cash, in each case in the ordinary course of trading or in a manner which is not inconsistent with the operational, investment and/or financial plans of the GSK Group for the Pre-Completion Period as described in the Information Memorandum (including, without limitation, in the Management Plan, as set out therein) and/or the Management Presentation;

(H)	any matter necessary for the purposes of separating the assets or business which relate to both the Business and the GSK Business in accordance with this Agreement or the Separation Plan;

(I)
any matter or action undertaken in response to (i) any notice, request, order, demand or correspondence received from any Governmental Entity in connection with any Product, or (ii) incidents concerning Products, in any such case in accordance with the GSK Groups’s policies and procedures from time to time in force (including the Quality Management System), which matter or action may include, without limitation to the generality of the foregoing, instigating recalls of Products or issuing safety notifications in respect of relevant Products, PROVIDED HOWEVER THAT the Seller shall inform the Purchaser of the relevant matter or action as soon as reasonably practicable after undertaking the same; or

(J)	any repackaging of any Product PROVIDED THAT such repackaging is in compliance with applicable law and regulation.

7.	Consideration

7.1	The initial aggregate consideration payable at Completion for the sale of the Business and the Business Assets shall be:

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(A)	the payment by the Purchaser to the Seller (on behalf of the Business Seller) of an amount equal to the aggregate of:

(i)	the Gross Price; and

(ii)	the Provisional Current Asset Amount,

(such aggregate amount being the “Initial Cash Consideration”, payable in accordance with Clause 11.4); and

(B)	the assumption by the Purchaser of the Assumed Liabilities.

7.2
Following agreement or determination of the Business Current Asset Adjustment Amount, the Initial Cash Consideration shall be adjusted in accordance with Clause 8 in order to determine the final aggregate cash consideration for the sale of the Business Assets (the “Final Cash Consideration”).  The Final Cash Consideration may only be further adjusted as specifically provided elsewhere in this Agreement.

7.3
The Initial Cash Consideration, as adjusted to become the Final Cash Consideration, the assumption of the Assumed Liabilities and any other payment made under this Agreement to the Seller shall, in each case, be exclusive of any amounts in respect of Sales Tax.

7.4
The Initial Cash Consideration shall be payable in accordance with Clause 11.4 and may be adjusted only under Clause 8 and the other terms of this Agreement, provided however that the Purchaser shall be permitted to withhold from the payment of the Initial Cash Consideration and the Business Current Asset Adjustment Amount any Tax required by law to be withheld or deducted from the Initial Cash Consideration, or as the case may be, the Business Current Asset Adjustment Amount.

7.5
The Purchaser shall prepare, or procure the preparation of, a draft of the Consideration Allocation Statement, which shall be delivered to the Seller within twenty-one (21) days of the date of this Agreement (the “Draft Consideration Allocation Statement”).

7.6
The Seller shall have a period of fifteen (15) days (the “Consideration Allocation Statement Review Period”) after the delivery to it of the Draft Consideration Allocation Statement to review the Draft Consideration Allocation Statement, and within such Consideration Allocation Statement Review Period may request (in writing) an adjustment to be made to any allocation set out therein.  If no such written request is presented to the Purchaser within the Consideration Allocation Statement Review Period, then the Draft Consideration Allocation Statement shall be deemed to have been agreed and approved by the Seller and the Purchaser, shall be final and binding upon them and shall constitute the “Consideration Allocation Statement” for all purposes of this Agreement.

7.7
If any such written request as is referred to in Clause 7.5 is presented to the Purchaser within the Consideration Allocation Statement Review Period, then the Purchaser and the Seller shall attempt to resolve the matter in dispute between them in good faith

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negotiations.  In the event that the Purchaser and the Seller fail to agree the matter in dispute between them within fifteen (15) days following delivery to the Purchaser of such a written request, and unless the Seller and the Purchaser agree in writing to extend the period in which they may agree such allocation, the Seller and the Purchaser agree that that each shall adopt its own allocation of the Initial Cash Consideration for all purposes (including Tax) and, for the avoidance of doubt, neither party shall have any liability to the other for any actions, claims, demands, proceedings, judgments, liabilities, loss, damages, payments, costs and expenses arising out of their failure to agree the Consideration Allocation Statement.

7.8
Following agreement or determination of the Consideration Allocation Statement, the agreed or determined allocation of the Initial Cash Consideration shall be adopted by the Seller and the Purchaser for all purposes (including Tax).

7.9
Following agreement or determination of the Completion Current Asset Statement in accordance with Schedule 6, the Purchaser and the Seller shall discuss in good faith to what extent (if any) the Consideration Allocation Statement should be amended to represent an agreed or determined allocation of the Final Cash Consideration.

7.10
Should the Purchaser and the Seller agree to amend the Consideration Allocation Statement in accordance with Clause 7.9, the allocation of the Final Cash Consideration thus agreed or determined shall be adopted by the Seller and the Purchaser for all purposes (including Tax).

7.11
For the avoidance of doubt, it is understood and agreed by the parties that any valuation of assets and liabilities used in order to determine the allocation pursuant to this Clause 7 is not intended to be, and shall not be interpreted as, any assurance by any party as to the value of the assets and liabilities being transferred.

7.12
Within ninety (90) days of the determination of the Final Cash Consideration the Purchaser shall provide to the Seller a draft United States Internal Revenue Service Form 8594 (the “Form 8594”) setting forth:

(A)	the allocation amongst the Business Inventory of the amount allocated to the Business Inventory in the Consideration Allocation Statement;

(B)	the allocation amongst the Business Intellectual Property the amount allocated to the Business Intellectual Property in the Consideration Allocation Statement; and

(C)	the allocation amongst the Other Business Assets the amount allocated to the Other Business Assets in the Consideration Allocation Statement

7.13
The Seller shall have thirty (30) days from the date it receives the draft Form 8594 to provide any comments thereon to the Purchaser.  If the Seller does not provide any comments within that thirty (30) day period, the Form 8594 shall be considered final (the "Final Allocation").  If the Seller responds with comments within the thirty (30) day period, the Purchaser and the Seller shall seek to resolve any conflicts within the ten

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(10) day period following the Purchaser's receipt of the Seller's comments.  Upon the expiry of the ten (10) day period, if the Purchaser and the Seller cannot agree to a Final Allocation, the matter will be referred to an accounting firm nationally recognised in the United States and which shall be:

(A)	chosen by agreement between the Purchaser and the Seller; and

(B)	instructed jointly by the Purchaser and the Seller to determine the Final Allocation.

7.14
Following agreement or determination of the Final Allocation, the agreed or determined allocation shall be binding on the parties to this Agreement and the Purchaser and the Seller, or as the case may be, the Business Seller and the Purchaser shall not in any tax filing or in any tax proceeding take a position in relation to the amount allocated to any Business Asset which is inconsistent with the Final Allocation.

8.	Completion Current Asset Statement and adjustments

8.1	The Seller and the Purchaser shall comply with their respective obligations in Schedule 6 in relation to the Completion Current Asset Statement.

8.2
If the Business Current Asset Adjustment Amount is a positive amount, the Purchaser shall (not later than seven (7) days after the date on which the Business Current Asset Adjustment Amount is agreed or determined in accordance with Schedule 6) pay to the Seller an amount equal to such Business Current Asset Adjustment Amount, together with an amount equivalent to interest thereon at the Agreed Rate (accrued daily and assuming a 365 day year) for the period from, and including, the Completion Date to, but excluding, the date of payment (and for such purposes, the Agreed Rate on the date on which the Business Current Asset Adjustment Amount is agreed or determined shall be deemed to be the Agreed Rate prevailing for the period from, and including, the date on which the Business Current Asset Adjustment Amount is agreed or determined to, but excluding, the date of payment).

8.3
If the Business Current Asset Adjustment Amount is a negative amount, the Seller shall (not later than seven (7) days after the date on which the Business Current Asset Adjustment Amount is agreed or determined in accordance with Schedule 6) pay to the Purchaser an amount equal to the Business Current Asset Adjustment Amount (expressed as a positive amount), together with an amount equivalent to interest thereon at the Agreed Rate (accrued daily and assuming a 365 day year) for the period from, and including, the Completion Date to, but excluding, the date of payment (and for such purposes, the Agreed Rate on the date on which the Business Current Asset Adjustment Amount is agreed or determined shall be deemed to be the Agreed Rate prevailing for the period from, and including, the date on which the Business Current Asset Adjustment Amount is agreed or determined to, but excluding, the date of payment).

8.4	The payment referred to in this Clause 8 shall constitute an adjustment to the Initial Cash Consideration and shall be made in immediately available funds in Dollars without

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any set off, restriction or condition by telegraphic transfer to the Purchaser’s Bank Account (in the case of a payment by the Seller) or to the Seller’s Bank Account (in the case of a payment by the Purchaser).  For the avoidance of doubt, the provisions of Clause 29 shall apply to any such payment.

9.	Intra-Group Guarantees

9.1
The Purchaser, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it will execute and deliver, or procure the execution and delivery of, all such instruments of assumption and acknowledgements or take such other action as the Seller may reasonably request in order to effect the release and discharge in full of any Assurance given by any member of the GSK Group to any person (including to another member of the GSK Group) in respect of any Assumed Liability, and the Purchaser’s assumption of, and the substitution of an appropriate member of the Purchaser’s Group as the primary obligor in respect of, each such Assurance shall be, in each case, on a non-recourse basis to the GSK Group.  Pending such release and discharge, the Purchaser hereby agrees with the Seller (on behalf of itself and each member of the GSK Group) that it will assume and pay and discharge when due, and indemnify each member of the GSK Group against any and all Losses arising out of, all such Assurances.

10.	Sales Tax

10.1	The Purchaser, the Seller and the Business Seller shall cooperate to take all reasonable steps, claims or elections to minimise any Sales Tax payable under or in connection with this Agreement.

10.2	Notwithstanding Clause 10.1, the Purchaser shall pay to the Seller and the Business Seller on demand an amount equal to 50% of any Sales Tax:

(i)
for which the Seller or the Business Seller (as the case may be) is liable to account to any Tax Authority in connection with or as a result of this Agreement or any transfer, sale, supply, use or transaction made pursuant to or envisaged or contemplated by this Agreement; and

(ii)	which the Purchaser is unable to recover from that Tax Authority by way of credit or repayment.

10.3
The Seller and the Business Seller shall provide the Purchaser with any valid documentation that may be required to enable the Purchaser to receive a credit or deduction for any Sales Tax arising in connection with or as a result of this Agreement or any transfer, sale, supply, use or transaction made pursuant to or envisaged or contemplated by this Agreement, where applicable under local law.

10.4
The Seller and the Business Seller agree to comply with all applicable bulk sale notice requirements and obtain all tax clearance certificates necessary to extinguish the Purchaser's liability for any pre-closing Taxes due and owing by any member of the GSK Group.

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10.5	The amount of the Non-Compete Consideration shall be inclusive of any applicable amounts in respect of Sales Tax.

11.	Completion

11.1	Unless this Agreement is terminated earlier in accordance with its terms, Completion shall take place on the latest of:

(A)	[***];

(B)	the date which is three (3) Business Days after the date on which the Seller notifies the Purchaser that it is ready to proceed to Completion; and

(C)
where an order referred to in Clause 3.1 is in effect, the date which is three (3) Business Days after the date on which the transactions contemplated by this Agreement cease to be prohibited or enjoined by such order;

(the “Completion Date”), PROVIDED THAT if the date on which Completion would otherwise occur pursuant to either paragraph (B) or (C) is after the Termination Date, the parties shall use all reasonable endeavours to proceed to Completion on such date as the parties may agree, being a date which would fall on or prior to the Termination Date.

11.2
Completion of the sale and purchase of the Business Assets shall take place at 3.00 p.m. (London time) on the Completion Date at the offices of the Seller’s Solicitors at One Bunhill Row, London EC1Y 8YY.

11.3
At Completion, the Seller and the Purchaser shall do, or procure the carrying out of, those things listed in respect of each of them in Schedule 2 (and for the purposes of this Clause 11.3, the Business Assets referred to in Clause 15.1 shall be deemed to have been acquired by the Purchaser (on behalf of the relevant Designated Purchaser) for the purposes of determining whether the Seller has complied with its obligations pursuant to Schedule 2).

11.4	The Initial Cash Consideration shall be payable by or on behalf of the Purchaser in immediately available funds in Dollars at Completion as referred to in paragraph 1.2(B) of Schedule 2.

11.5
Receipt of funds in accordance with Clause 11.4 shall constitute a good discharge of the Purchaser in respect of the payment of the Initial Cash Consideration but not, for the avoidance of doubt, in respect of the Purchaser’s other obligations under Clause 8 or this Clause 11.

11.6	The Purchaser shall not be obliged to complete the purchase of the Business Assets unless the Seller complies with all of its obligations under Clause 11.3.

11.7	The Seller shall not be obliged to complete the sale of the Business Assets unless the Purchaser complies with all of its obligations under Clause 11.3

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11.8
If the respective obligations of the Seller and/or the Purchaser under Clause 11.3 are not complied with on the Completion Date, the party which has complied with its obligations under Clause 11.3 may:

(A)	defer Completion by a period of not more than twenty-eight (28) days (so that the provisions of this Clause 11 shall apply to Completion as so deferred);

(B)
waive all or any of the requirements contained or referred to in Clause 11.3 at its discretion and proceed to Completion so far as practicable (without limiting its rights under this Agreement and/or applicable Laws); or

(C)	terminate this Agreement, without liability on its part.

11.9
Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto expressly acknowledges that, with respect to any termination of this Agreement arising as a consequence of any material non-compliance or breach by the Purchaser of its obligations under this Agreement (including, for the avoidance of doubt and notwithstanding Clause 11.6, any failure of the Purchaser to comply with its obligations on the Completion Date in accordance with this Clause 11 in circumstances in which the Seller is ready and able to comply with its obligations on the Completion Date in accordance with this Clause 11) the total aggregate liability of the Purchaser and all members of the Purchaser’s Group under this Agreement in respect of such termination, non-compliance or breach shall not in any event exceed an amount equal to US$25,000,000.

11.10
If, by close of business on 30 April 2012, the Purchaser has not (otherwise than due to a breach of any obligation owed by the Purchaser to any member of the Green Group) drawn down funding under the definitive agreements to be entered into in respect of the debt financing facilities which the Purchaser's Financing Banks have committed to make available to the Purchaser pursuant to the Debt Commitment Letter for the purposes of the transaction contemplated by this Agreement, the Purchaser shall have the right to terminate this Agreement immediately by notice in writing to the other parties, and without liability on its part.

For the purposes of this Clause 11.10, the following defined terms shall have the meanings ascribed to them:

"Debt Commitment Letter"
means the commitment letter pursuant to which the Purchaser's Financing Banks have committed, subject to the terms and conditions set forth therein, to provide (i) a seven-year senior secured term loan facility in an aggregate principal amount of US$ 620,000,000, (ii) a five-year senior secured revolving credit facility in an aggregate principal amount of US$ 50,000,000, and (iii) a one-year senior unsecured bridge facility in an aggregate principal amount of US$ 290,000,000 to the Purchaser, and the fee letter relating thereto (together with any replacement or amendments thereof and all exhibits, schedule and

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annexes to such letters); and

“Purchaser’s Financing Banks”
means (i) Citigroup Global Markets Inc. of 390 Greenwich Street, New York, New York 10013, United States, (ii) Morgan Stanley Senior Funding, Inc. of 1585 Broadway, New York, New York 10036, United States; and (iii) Royal Bank of Canada of One Liberty Plaza, New York, New York 10006, United States.

12.	[***]

12.1	If Completion does not occur as a consequence of the Seller not having given notice under Clause 11.1(B) or otherwise [***] on the Completion Date, [***].

12.2	[***]

12.3
Notwithstanding any other provision in this Agreement, [***] pursuant to this Clause 12 then, in the absence of fraud and save in the circumstances set out in Clause 12.6, the rights, obligations and liabilities (if any) of each party under this Agreement and each other Purchaser Transaction Document or Seller Transaction Document (whether arising in equity or law) shall automatically end (except for the provisions of Clauses 23, 28.2, 28.3, 32, 34, 36 and Clauses 38 to 47 (inclusive) of this Agreement which shall survive any termination) regardless of whether such rights, obligations and/or liabilities have arisen or accrued before termination.

12.4
Notwithstanding anything to the contrary contained in this Agreement, but subject to Clause 12.6, each of the parties hereto expressly acknowledges and agrees that, with respect to any [***] pursuant to this Clause 12, [***] shall constitute liquidated damages with respect to any claim for damages or any other claim which the Purchaser would otherwise be entitled to assert against GSK PLC, any member of the GSK Group, or any of its or their respective assets [***] and shall constitute the sole and exclusive remedy with respect to any such termination of this Agreement of the Purchaser and each member of the Purchaser’s Group or other person against GSK PLC or any member of the GSK Group for any loss suffered as a result of the failure of the transactions contemplated thereby to be consummated and, upon payment of such amount, none of GSK PLC, nor any member of the GSK Group

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shall have any further liability or obligation relating to or arising out of this Agreement or this letter.

12.5
The parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing [***] pursuant to this Clause 12, the right to such payment:

(A)	constitutes a reasonable estimate of the damages that will be suffered by reason of [***]; and

(B)	shall be in full and complete satisfaction of any and all damages arising as a result of [***].

12.6
Notwithstanding anything to the contrary contained in this Agreement, nothing in this Clause 12 shall relieve GSK PLC, the Seller or any other member of the GSK Group from liability for any wilful breach of their respective representations, warranties, covenants or agreements set forth in this Agreement.

13.	Action after Completion

13.1
To the extent that the provisions of Clause 16 do not apply, during the period from and including the Completion Date until and including the date falling three (3) months after the Completion Date, the Seller shall be entitled to send (or to procure that there is sent) to any third party supplier, customer and other business contact in respect of the Business one or more notices in such format as the Seller may reasonably determine informing them of the transfer of the Business PROVIDED THAT the contents of any such notice does not disclose information that is any more extensive than that contained in any Agreed Form announcement.

13.2
The Seller shall procure that originals of all notices, correspondence, information, orders or enquiries relating solely to the Business and copies of the relevant parts of all notices, correspondence, information, orders or enquiries relating partly to the Business and partly to one or more of the remaining businesses or assets of the GSK Group which are received by any member of the GSK Group on or after Completion shall be passed as soon as practicable to the Purchaser.

13.3
The Purchaser shall procure that originals of all notices, correspondence, information, orders or enquiries relating solely to one or more of the remaining businesses or assets of the GSK Group and copies of the relevant parts of all notices, correspondence, information, orders or enquiries relating partly to the Business and partly to one or more of the remaining businesses or assets of the GSK Group which are received by any member of the Purchaser’s Group on or after Completion shall be passed as soon as practicable to the relevant member of the GSK Group.

13.4
If, after Completion, it is determined by the United States Internal Revenue Service or by either the Purchaser or the Seller that any change is required to be made to the materials delivered pursuant to Clause 13.2, the Seller and the Purchaser shall discuss

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in good faith the changes required to be made and shall arrange for revised documents to be delivered within the time limits prescribed by applicable law.

14.	Wrong Pockets

14.1
All payments from third parties which are received by the Seller or any other member of the GSK Group on or after Completion, to the extent to which they relate to the Business sold, or any of the Business Assets transferred, pursuant to this Agreement and which do not constitute Excluded Assets shall be promptly paid over (and in any event within ten (10) Business Days of such receipt) to the Purchaser (or to such other member of the Purchaser’s Group as the Purchaser may nominate) and, pending such payment, shall be held in trust (or procured to be held in trust) by the Seller or the applicable member of the GSK Group for the Purchaser (or such other member of the Purchaser’s Group as the Purchaser may nominate).

14.2
All payments from third parties which are received by the Purchaser or by any other member of the Purchaser’s Group on or after Completion, to the extent to which they relate to (i) one or more of the remaining businesses or assets of the GSK Group or (ii) any assets or liabilities of the GSK Group which did not form part of the Business Assets or the Assumed Liabilities (including, notwithstanding the provisions of Clauses 20.1 and 20.2, any money or items received by any member of the Purchaser’s Group in respect of the Receivables or which constitute Excluded Assets) shall be promptly paid over (and in any event within 10 Business Days of such receipt) to the Seller (or to such other member of the GSK Group as the Seller may nominate) and, pending such payment, shall be held in trust (or procured to be held in trust) by the Purchaser or the applicable member of the Purchaser’s Group for the Seller (or such other member of the GSK Group as the Seller may nominate).

14.3
Without prejudice to any other provision of this Agreement, the parties agree that they do not intend for members of the Purchaser’s Group after Completion to be vested with, or otherwise to have under their possession or control, any property or asset (tangible or intangible and including any rights pursuant to any contracts, arrangements and undertakings including, without limitation, any licences of Intellectual Property or know-how, but otherwise excluding Intellectual Property and know-how) which was, in the twenty-four (24) months prior to the Completion Date, used by a member of the GSK Group other than exclusively in relation to the Business (“Non-Business Assets”).

14.4
Without prejudice to any restriction or limitation on the extent of any party’s obligations under this Agreement or to the provisions of Clause 25, if, after Completion, any party to this Agreement shall become aware that any Non-Business Asset is vested in, or otherwise under the possession or control of any member of the Purchaser’s Group, then the transfer of that Non-Business Asset shall be regarded as void ab initio and the Purchaser shall, or shall procure that any other relevant member of the Purchaser’s Group will, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Seller to vest such property or asset in, and transfer the possession and control of the same to, the Seller or a company nominated by the Seller as soon as reasonably practicable after so becoming aware.

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14.5
Any property or asset transferred to the Seller or to any other member of the GSK Group pursuant to Clause 14.4 shall be transferred for an amount equal to the market value of such property or asset, which amount shall be paid by the Seller (on behalf of the relevant member of the GSK Group, as the case may be) to the Purchaser on the date of transfer of the property or asset and, at the same time, an equal and upwards adjustment shall be made by the Purchaser to the Seller as an adjustment to the consideration payable by the Purchaser under this Agreement and the amounts so payable shall be set off such that no funds shall flow in relation to that payment PROVIDED THAT the Seller shall indemnify the Purchaser (or the relevant member of the Purchaser’s Group, as the case may be) in full in respect of any Tax which the Purchaser (or the relevant member of the Purchaser’s Group, as the case may be) is liable to pay as a result of the transfer and/or the upward adjustment of the consideration and which the Purchaser (or the relevant member of the Purchaser’s Group, as the case may be) would not otherwise been liable to pay but for such transfer and/or the upward adjustment of the consideration.

15.	Third party consents for the transfer of Business Assets

15.1
Where any consent, approval or agreement of any third party (other than of a relevant anti-trust authority required pursuant to Clause 3 (a “Third Party Consent”) is required for the transfer of any of the Business Assets (excluding any consent, approval or agreement required for the transfer of any Regulatory Permit) and such Third Party Consent has not been obtained at or before Completion:

(A)	the failure to obtain such Third Party Consent shall not delay Completion and the parties shall, subject to the terms and conditions of this Agreement, proceed to Completion; but

(B)	(subject to any transfer by operation of law) the sale of the relevant Business Asset shall not take effect, notwithstanding Completion, until that Third Party Consent has been obtained.

15.2	Following Completion and until the earliest of:

(A)	such date as the relevant Third Party Consent is obtained (the “Third Party Consent Date”);

(B)
such date as any member of the GSK Group or any member of the Purchaser’s Group receives a notice or other communication from the relevant third party whose Third Party Consent is required to the transfer of the relevant Business Asset positively refusing such Third Party Consent (the “Third Party Refusal Date”); and

(C)	the Contract Long Stop Date,

the Seller and the Purchaser shall procure that (in the case of the Seller) the Business Seller and (in the case of the Purchaser) the relevant Designated Purchaser(s) shall each use their respective reasonable endeavours to obtain the relevant Third Party

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Consent as soon as possible after Completion and the Seller or the Business Seller shall be responsible for any costs and expenses paid or payable to any third party.

15.3	Following Completion and until the earliest of:

(A)	the relevant Third Party Consent Date;

(B)	the relevant Third Party Refusal Date; and

(C)	the Contract Long Stop Date,

the Business Seller shall be deemed to hold the benefit of the relevant Business Asset referred to in Clause 15.1 on trust for the relevant Designated Purchaser.

15.4	If any Third Party Consent:

(A)	has not been obtained by the Contract Long Stop Date; or

(B)
has been positively refused by the relevant third party whose Third Party Consent is required to the relevant Business Asset transfer (such refusal to be notified by the relevant member of the Purchaser’s Group or GSK Group receiving such refusal to the Seller or the Purchaser (as applicable) as soon as reasonably possible following receipt), the relevant Business Asset shall be deemed to have been excluded from the sale under this Agreement and the Purchaser acknowledges and agrees that the Purchaser, the relevant Designated Purchaser(s) or another member of the Purchaser’s Group shall be solely responsible for procuring its own replacement or equivalent asset (if required) and that no member of the GSK Group shall have any responsibility for procuring any such replacement or equivalent asset.

15.5
If, pursuant to Clause 15.4, any Business Asset referred to in Clause 15.1 is excluded from the sale under this Agreement then, notwithstanding that (i) a value may have been attributed to the Business Asset so excluded in the calculation of the Initial Cash Consideration or the Final Cash Consideration, and/or (ii) the Purchaser, the relevant Designated Purchaser(s) or another member of the Purchaser’s Group may incur costs, expenses or liabilities in procuring a replacement or equivalent asset, neither the Seller nor any other member of the GSK Group shall be liable to make any payment to the Purchaser, the relevant Designated Purchaser(s) or any other member of the Purchaser’s Group, whether in respect of the amount, if any, of consideration apportioned to that Business Asset for the purposes of Clause 7, or any such costs, expenses or liabilities or otherwise, and neither the Purchaser, the relevant Designated Purchaser(s) nor any other member of the Purchaser’s Group shall have any right to call for any adjustment to the Initial Cash Consideration or the Final Cash Consideration or for any equalisation, compensatory or other payment from the Seller (or any other member of the GSK Group) in respect of the Business Asset so excluded.

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15.6	For the avoidance of doubt, the provisions of this Clause 15 shall not apply to the Regulatory Permits, the transfer of which is governed by Clause 19.

16.	Business Inventory

16.1
The Seller shall procure that, at Completion, each relevant member of the GSK Group transfers to the Purchaser (or relevant Designated Purchaser, as the case may be) such Business Inventory as is beneficially owned by, or on behalf of, that member of the GSK Group at Completion (each such member of the GSK Group being a “Business Inventory Transferor”) with the intent that legal and beneficial title to, and risk in, the Business Inventory shall pass to the Purchaser (or relevant Designated Purchaser, as the case may be) at Completion.

16.2
Each Business Inventory Transferor shall be entitled to issue to the Purchaser (or relevant Designated Purchaser, as the case may be) appropriate invoices and other sales documentation in connection with the transfer at Completion of any Business Inventory by such Business Inventory Transferor (including, without limitation to the generality of the foregoing and for the avoidance of doubt, any Tax-related invoices in respect of the transfer of Business Inventory by the relevant Business Inventory Transferor), provided that, for the avoidance of doubt, no such invoice or documentation shall in any way cause or constitute an increase in the consideration otherwise payable under this Agreement for such Business Inventory.

17.	Assumed and Excluded Liabilities

17.1
Except as otherwise provided in this Agreement, the Purchaser (on behalf of the relevant Designated Purchasers) hereby undertakes to the Seller (for itself and as trustee for each other member of the GSK Group) that with effect from Completion, the Purchaser will (or will procure that the relevant Designated Purchaser or another member of the Purchaser’s Group will) duly and properly perform, assume and pay and discharge when due, and indemnify the Seller and each member of the GSK Group against, any and all Losses arising in connection with the Assumed Liabilities.

17.2	Subject always to Clause 17.3, in this Agreement “Assumed Liabilities” means the following:

(A)	all obligations and liabilities arising in connection with any coupons, rebates, overrider arrangements or chargebacks relating to any Product sold at or after the Completion Time;

(B)	all liabilities arising in connection with the condition after the Completion Time of, or any defect arising after the Completion Time in, any Business Inventory;

(C)
all Losses in respect of any claim, action, demand, proceeding or investigation arising out of or relating to the Products (including, for the avoidance of doubt and without limitation, the Manufacture and Commercialisation of the Products), or the sale, use or lease of any of the Business Assets, but only to the extent

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that the circumstances giving rise to such Losses are referable to a period following Completion;

(D)
all other liabilities and obligations which are incurred or fall due to be performed, or arise in respect of the period, from and after the Completion Time in respect of the Business and the Business Assets, but excluding the Excluded Liabilities.

17.3
Notwithstanding Clauses 17.1 and 17.2, the Seller (on behalf of each member of the GSK Group) hereby undertakes to the Purchaser (for itself and as trustee for each other member of the Purchaser’s Group) that with effect from Completion, the Seller will (or will procure that another member of the GSK Group will), duly and properly perform, assume and pay and discharge when due, and indemnify the Purchaser and each member of the Purchaser’s Group against, and all Losses arising in connection with the Excluded Liabilities.

17.4	In this Agreement, “Excluded Liabilities” means the following:

(A)	any Tax Liability of any member of the GSK Group relating to any period ending on or before Completion;

(B)	all obligations and liabilities arising in connection with any coupons, rebates, overrider arrangements or chargebacks relating to any Product sold before the Completion Time;

(C)	all liabilities arising in connection with the condition before the Completion Time of, or any defect arising before the Completion Time in, any Business Inventory;

(D)
all Losses in respect of any claim, action, demand, proceeding or investigation arising out of or relating to the Products (including, for the avoidance of doubt and without limitation, the Manufacture and Commercialisation of the Products) or the sale, use or lease of any of the Business Assets, to the extent that the circumstances giving rise to such Losses are referable to a period before Completion;

(E)
any obligations or liabilities whatsoever (including in relation to or in connection with any salaries, wages, pensions, benefits, termination or severance payments, or any other obligation or liability) in respect of any current and former employees, consultants, individual independent contractors, temporary workers or similar individuals of the Seller or any other member of the GSK Group, and all such individuals who have or are currently performing services for the Seller or any other member of the GSK Group employees (or previous employees) or alike of the GSK Group, all in relation to the Business;

(F)	any obligations or liabilities whatsoever in respect of any GSK Group-owned Property or environmental claims, actions, demands, proceedings or

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investigations affecting any member of the Purchaser's Group as a result of the transactions contemplated by this Agreement;

(G)
all termination payments and other forms of compensation to be paid on the termination of any agent, sales intermediary or distributor arrangement of the Business which are referable to a period before Completion;

(H)	any liabilities or obligations in respect of the Excluded Assets; and

(I)	all other liabilities and obligations which are incurred or fall due to be performed or arise in the period before the Completion Time in respect of the Business and the Business Assets.

17.5
Where, for the purposes of determining the extent to which (i) the Purchaser is responsible for Assumed Liabilities pursuant to the provisions of sub-Clause 17.2(A), and/or (ii) the Seller is responsible for Excluded Liabilities pursuant to the provisions of sub-Clause 17.4(B), it is necessary to allocate any liability or obligation between the period before, and the period from or after, the Completion Time, then such obligations and liabilities shall be allocated or apportioned by the Seller, acting reasonably, in accordance with the following:

(A)	in respect of turnover-related coupons, rebates, overrider arrangements or chargebacks, by calculating the amount of turnover generated:

(i)	for the purposes of calculating the relevant Assumed Liabilities, after the Completion Time; and

(ii)	for the purposes of calculating the relevant Excluded Liabilities, before the Completion Time,

during the period to which the relevant coupon, rebate, overrider arrangement or chargeback relates and then multiplying the total amount due under such coupon, rebate, overrider arrangement or chargeback by the percentage which the amount of turnover generated:

(a)	for the purposes of calculating the Assumed Liabilities, at or after the Completion Time; and

(b)	for the purposes of calculating the Excluded Liabilities, before the Completion Time,

represents of the total amount of turnover generated in the relevant period;

(B)	in respect of non turnover-related coupons, rebates, overrider arrangements or chargebacks, on a time basis by calculating the number of days:

(i)	for the purposes of calculating the relevant Assumed Liabilities, from and including the Completion Date; and

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(ii)	for the purposes of calculating the relevant Excluded Liabilities, before the Completion Date,

in the period to which the relevant coupon, rebate, overrider arrangement or chargeback relates and then multiplying the total amount due under such coupon, rebate, overrider arrangement or chargeback by the percentage which the number of days in the period:

(a)	for the purposes of calculating the Assumed Liabilities, from and including the Completion Date; and

(b)	for the purposes of calculating the Excluded Liabilities, before the Completion Date,

represents of the total number of days in the relevant period; and

(C)	in respect of any other liability or obligation to the extent not addressed above in this Clause 17.5, on a fair and equitable basis.

17.6
The Purchaser, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it will execute and deliver, or procure the execution and delivery of, all such further instruments of assumption and acknowledgements or take such other action as the Seller may reasonably request in order to effect:

(A)	the release and discharge in full of the relevant member of the GSK Group in respect of any Assumed Liability;

(B)	the assumption by a member of the Purchaser’s Group of the Assumed Liabilities; and

(C)	the substitution of a member of the Purchaser’s Group as the primary obligor in respect of the Assumed Liabilities,

in each case on a non-recourse basis to the GSK Group.

17.7
Notwithstanding Clause 17.1, the assumption by the Purchaser of the Assumed Liabilities shall be without prejudice to any rights which the Purchaser may have against any member of the GSK Group under this Agreement or under any Seller Transaction Document to which a member of the GSK Group is a party.

17.8
Notwithstanding any provision to the contrary in this Agreement, the parties agree that their respective liability in relation to or in connection with any claim under this Clause 17 shall be without financial limitation.

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18.	Apportionment

18.1
The Seller and the Purchaser acknowledge that certain costs or charges will have been incurred, which relate to the Business and/or the Business Assets, for a period after Completion (including, without limitation to the generality of the foregoing, the provision of goods and services and/or the licensing of rights to the Business) and for which payment may have been made (whether by deposit, prepayment or otherwise), or invoices received, by members of the GSK Group in the ordinary course of business (“Prepayments”) prior to Completion.  To the extent that any Prepayment has been recorded (or, notwithstanding any failure to record, has fallen to be recorded) in the books and records of the relevant members of the GSK Group, as at Completion, the amount of such Prepayment shall be apportioned to the Purchaser and in any such case, the provisions of Clauses 18.4 to 18.10 (inclusive) shall apply.

18.2
The Seller and the Purchaser acknowledge that certain costs or charges will have been incurred, which relate to the Business and/or the Business Assets, for a period prior to  Completion (including, without limitation to the generality of the foregoing, goods and services and/or the licensing of rights to the Business) and for which the relevant members of the GSK Group will not have been invoiced, nor will the relevant members of the GSK Group have paid any such amounts, on or prior to Completion (the amounts not so invoiced or paid being “Accruals”).  To the extent that any Accrual has been recorded (or, notwithstanding any failure to record, has fallen to be recorded) in the books and records of the relevant members of the GSK Group, as at Completion, the amount of such Accrual shall be apportioned to the GSK Group to the extent that such amounts are paid by the Purchaser after Completion and in any such case, the provisions of Clauses 18.4 to 18.10 (inclusive) shall apply.

18.3
The Seller and Purchaser acknowledge that certain costs or charges will be incurred, which relate to the Business and/or the Business Assets, for the period after Completion (including, without limitation to the generality of the foregoing, goods and services and/or the licensing of rights to the Business) and for which the relevant members of the GSK Group are invoiced and are liable to pay such invoiced amounts (“Post-Completion Costs”).  To the extent that any members of the GSK Group pays, or is liable to pay, such Post-Completion Costs, the amount of such Post-Completion Costs shall be apportioned to the Purchaser and in any such case, the provisions of Clauses 18.4 to 18.10 (inclusive) shall apply.

18.4
On the date on which the Seller delivers the Draft Completion Current Asset Statement to the Purchaser in accordance with paragraph 4.1 of Schedule 6, the Seller shall also deliver to the Purchaser a statement of all the Prepayments and Accruals as at the Completion Time, and all Post-Completion Costs incurred (the “Initial Apportionment Statement”), PROVIDED THAT, to the extent that any such Accruals are not capable of being quantified as at the time that the Initial Apportionment Statement is delivered (such Accruals being “Outstanding Accruals”), they shall not be included in such Initial Apportionment Statement and the provisions of Clause 18.8 shall instead apply.  The Initial Apportionment Statement shall set out:

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(A)	the amount of the Prepayments which is to be borne by the Purchaser in accordance with Clause 18.1;

(B)	the amount of the Accruals which is to be borne by the Seller in accordance with Clause 18.2;

(C)	the amount of the Post-Completion Costs which is to be borne by the Purchaser in accordance with Clause 18.3; and

(D)	the amount to be paid by the Purchaser to the Seller, or by the Seller to the Purchaser (as the case may be), calculated on the basis set out in Clause 18.6,

and shall be accompanied by evidence from the Seller of the items set out in such Apportionment Statement.

18.5
The Purchaser shall have a period of twenty-one (21) days (the “Initial Apportionment Statement Review Period”) after the delivery to it of the Initial Apportionment Statement to review the Initial Apportionment Statement, and within such Initial Apportionment Statement Review Period may request (in writing) an adjustment to be made to any item set out therein and shall provide the Seller with such evidence as the Seller may reasonably require to support such request.  If no such written request is presented to the Purchaser within the Initial Apportionment Statement Review Period, then the Initial Apportionment Statement shall be deemed to have been agreed and approved by the Seller and the Purchaser and shall be final and binding upon them.

18.6
If any such written request as is referred to in Clause 18.5 is presented to the Seller within the Initial Apportionment Statement Review Period, then the Purchaser and the Seller shall attempt to resolve the matter in dispute between them in good faith negotiations and the provisions of paragraphs 4.7 and 4.8 of Schedule 6 shall apply mutatis mutandis.

18.7	Within seven (7) days of agreement or determination of the Initial Apportionment Statement there shall be netted off:

(A)	an amount equal to any Accruals to be borne by the Seller (“Amount A”); against

(B)	an amount equal to any Prepayments and Post-Completion Costs to be borne by the Purchaser (“Amount B”),

and the resulting net amount shall:

(a)
if Amount A is greater than Amount B, be paid by the Seller to the Purchaser together with an amount equivalent to interest thereon at the Agreed Rate (accrued daily) for the period from the Completion Date to the date of payment; and

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(b)
if Amount B is greater than Amount A, be paid (as a positive number) by the Purchaser to the Seller together with an amount equivalent to interest thereon at the Agreed Rate (accrued daily) for the period from the Completion Date to the date of payment.

18.8
Subject to Clause 18.9, the Seller shall, on the date falling one hundred and twenty (120) days following the Completion Date, deliver to the Purchaser a further statement in respect of all the Outstanding Accruals as at the Completion Time and any additional Post-Completion Costs arising after the date of delivery of the Initial Apportionment Statement (the “Final Apportionment Statement”) and the provisions of Clauses 18.4 to 18.7 (inclusive) shall apply mutatis mutandis to the preparation, review, adjustments to and payments in respect of such Final Apportionment Statement as if references to the Initial Apportionment Statement were to the Final Apportionment Statement and references to Accruals were to Outstanding Accruals.

18.9
To the extent that any Outstanding Accruals are not capable of being quantified as at the time that the Final Apportionment Statement is delivered, the Seller and the Purchaser hereby agree that no further amount shall be considered as due, owing or payable between any member of the GSK Group and any member of the Purchaser’s Group (or vice versa) in respect of the Prepayments, Outstanding Prepayments, Accruals, Outstanding Accruals, or any Post-Completion Costs.

18.10
All payments referred to in this Clause 18 shall constitute an adjustment to the Initial Cash Consideration and shall be made in immediately available funds in Dollars without any set off, restriction or condition by telegraphic transfer to the bank account or accounts of the Purchaser or (as the case may be) the Seller.  For the avoidance of doubt, the provisions of Clause 29 shall apply to any such payment.

19.	Transfer of Regulatory Permits

19.1
As soon as reasonably practicable following Completion, the Seller and the Purchaser shall file, or procure that there is filed, with the FDA and any and all other relevant Governmental Entities all information required in order to transfer any Regulatory Permits from the Seller (or the relevant Regulatory Permit Holder(s)) to the Purchaser (or the relevant Designated Purchaser), including any authorisation letters or notices and letters of acceptance.  Without limiting the generality of the foregoing, promptly following Completion, the Purchaser and the Seller shall submit, or procure that there is submitted, to the FDA for each transferred Regulatory Permit constituting a NDA and each transferred Regulatory Permit constituting an abbreviated new drug application (an “ANDA”) the information required by 21 C.F.R. § 314.72.  The Seller and the Purchaser shall each provide written confirmation to the other promptly following satisfaction of their respective obligations pursuant to the preceding sentences of this Clause 19.1.

19.2
For each transferred NDA, ANDA and each Product subject to an OTC Monograph, the Seller shall, as soon as reasonably practicable following Completion, update (or procure that there is updated) its drug product listing information with the FDA in order to delist the transferred Product and the Purchaser shall update (or procure that there is

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updated) its drug product listing information with the FDA to list the transferred Product, as specified in 21 C.F.R. § 207.30.

19.3
The Seller and the Purchaser shall use all reasonable endeavours to take any actions required by the relevant Governmental Entities to effect the transfer of any required Regulatory Permits from the Seller to the Purchaser (it being acknowledged that this obligation shall not require either party to take any actions which are properly attributable to the other party), and shall cooperate with each other in order to effectuate the foregoing transfer of Regulatory Permits in as efficient and timely a manner following Completion as is reasonably practicable.

19.4
Subject to Clause 19.5, the Seller and the Purchaser shall each be liable for their own respective costs and expenses in procuring the transfer of the Regulatory Permits in accordance with this Clause 19.

19.5
Notwithstanding Clause 19.4, the Purchaser agrees and acknowledges that it shall be responsible, at its own expense, from Completion for obtaining any other NDAs, consents, approvals, registrations, formulary listings, Drug Establishment Licenses, Natural Product Site Licenses, certificates, permits, licences, or other approvals, in each case, of applicable Governmental Entities, required for the continuation of the Business.

19.6
From and after Completion and until such time as the transfer of the relevant Regulatory Permit has been completed, to the extent the Seller or any other member of the GSK Group would be deemed to be responsible for any incident (including any safety issue) concerning any Product in respect of which it previously held the corresponding Regulatory Permit immediately prior to Completion, the Purchaser undertakes to take such actions and steps as the Seller may reasonably request and deem necessary in accordance with the practices, policies and procedures of the GSK Group during the six (6) month period preceding the date of this Agreement (or to procure the same of the relevant member of the Purchaser's Group), or to permit the Seller (or other relevant member of the GSK Group) to take such actions and steps as the Seller may reasonably request and deem necessary (as the case may be), in each case with a view to minimising the liability (if any) of the Seller (or relevant member of the GSK Group), in response to incidents (including safety issues) concerning such Products and, upon request, the parties shall provide, and shall procure the provision of, such help and assistance as may be necessary for the purposes of such actions or steps.

19.7
Nothing in this Clause 19 shall oblige any party to do or to procure any act or thing which violates any applicable law or regulation and the term "all reasonable endeavours" shall be construed accordingly.

20.	Receivables

20.1
The Purchaser shall not acquire, or procure the acquisition of the Receivables, and accordingly the Seller or, as the case may be, the other relevant members of the GSK Group (as applicable) shall remain entitled to the Receivables in accordance with the terms of this Clause 20.1.

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20.2
The Purchaser agrees that the Seller (or such other member(s) of the GSK Group as the Seller may nominate) (each, a “Collecting Seller”) shall be responsible for the collection of any of the Receivables and that:

(A)
each Collecting Seller shall be entitled to take such steps as it may think fit, acting reasonably and in good faith but not in a manner which is materially prejudicial to any member of the Purchaser's Group, to recover any Receivables;

(B)
notwithstanding the foregoing sub-Clause 20.2(A), if any Collecting Seller commences any action or proceeding for debt collection in respect of any such Receivables, it shall give reasonable advance written notice thereof to the Purchaser,

PROVIDED THAT, for the avoidance of doubt, the giving of any such notice (or failure to give such notice) shall not prejudice the right of the relevant Collecting Seller to commence any such action or proceeding;

(C)
the Purchaser shall not take, and shall procure that no other member of the Purchaser’s Group takes, any step to collect any of the Receivables (unless agreed in writing with the Seller or relevant Collecting Seller), and shall not do anything to hinder their collection by any Collecting Seller; and

(D)
if the Purchaser or any other member of the Purchaser’s Group should receive any communication or payment in respect of any Receivable, the Purchaser shall give, or shall procure that there are given, written details of any such communication or payment to the Seller as soon as reasonably practicable following receipt thereof.

20.3
In the event that, notwithstanding Clauses 20.1 and 20.2 above, on or after Completion the Purchaser or any other member of the Purchaser’s Group receives any moneys or other items in respect of the Receivables, the provisions of Clause 14.2 shall apply.

21.	Insurance

21.1	Subject to the provisions of Clauses 21.2 to 21.4 (inclusive), the Purchaser acknowledges and agrees that:

(A)
upon Completion, all insurance cover provided in relation to the Business pursuant to the GSK Group Insurance Policies shall cease to cover the Business in respect of the period following Completion; and

(B)
responsibility for procuring any insurance in relation to the Business which it acquires is, in respect of the period following Completion, the Purchaser’s alone and is not the responsibility of any member of the GSK Group.

21.2	The provisions of Clause 21.1 shall be without prejudice to any accrued claims subsisting at Completion and arising in respect of the period to the Completion Date

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under any GSK Group Insurance Policy in respect of any Assumed Liability and for which neither the Purchaser nor any other member of the Purchaser’s Group is insured under its policies.  Subject to receiving such assistance from the Purchaser’s Group as the Seller may reasonably request and to the Seller and each other relevant member of the GSK Group being indemnified by the Purchaser for any reasonable costs, losses and deductibles suffered or incurred by them in relation to any such accrued claims on terms satisfactory to the Seller (acting reasonably), the Seller shall take all reasonable steps (at the Purchaser’s cost) to confer the benefit of any such claim on the relevant member of the Purchaser’s Group.  The provisions of this Clause 21.2 shall be subject to the provisions of Clause 21.3.

21.3
If either the Seller or any other member of the GSK Group receives any proceeds in from an insurer as a result of its actions pursuant to Clause 21.2 above, the Seller shall (or the Seller shall procure that the relevant member of the GSK Group shall) pay such proceeds or shall procure that such proceeds are paid, subject to the deduction of any Tax suffered on such proceeds and subject to the deduction of any other reasonable costs and expenses, losses or deductibles for which an indemnity was given pursuant to Clause 21.2 (to the extent not already reimbursed pursuant to such indemnity), to the Purchaser (if possible, by way of an adjustment to the Final Cash Consideration), PROVIDED THAT no payment shall be made to the extent that the Seller or any other member of the GSK Group has:

(A)	previously made a payment to any member of the Purchaser’s Group pursuant to this Agreement in respect of such matter or any costs arising therefrom; or

(B)	itself any liability in respect of such matter.

21.4
Reasonable endeavours for the purposes of this Clause 21 shall not include undertaking or threatening litigation or other legal action or incurring any expenditure or liability without having been put in funds by or on behalf of the Purchaser prior to incurring such expenditure or liability.

22.	Seller’s Warranties and Purchaser’s remedies

22.1	Subject as provided in this Agreement, the Seller warrants to the Purchaser as at the date of this Agreement in the terms set out in Schedule 3.

22.2	The only Warranties given:

(A)	in respect of trade regulation are those contained in paragraph 9 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to trade regulation;

(B)
in respect of Intellectual Property, Information Technology, know-how and, in each case, contracts, arrangements and engagements relating thereto are those contained in paragraph 12 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to Intellectual Property or

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Information Technology or know-how and contracts, arrangements and engagements relating thereto; and

(C)	in respect of the Regulatory Permits are those contained in paragraph 15 of Schedule 4 and each of the other Warranties shall be deemed not to be given in relation to either the Regulatory Permits,

PROVIDED THAT, notwithstanding the foregoing, the Warranties given in paragraphs 3.2 and 3.3 of Schedule 3 shall be deemed to be given in relation to each of the Business Assets.

22.3	In the absence of fraud, the liability of the Seller under or in relation to the Warranties shall be limited as set out in Schedule 4.

22.4	Any payment made by the Seller in respect of any claim under the Warranties shall be treated as a repayment of, and adjustment to, the Final Cash Consideration.

22.5
Save in accordance with Clauses 3.7, 3.8 or Clause 4.1, notwithstanding that the Purchaser becomes aware at any time (whether it does so by reason of any disclosure made in the Disclosure Letter or otherwise) that there has been any breach of the Warranties or any other term of this Agreement or that there may be a claim under any Assurance given by the Seller or the Business Seller under this Agreement, the Purchaser shall not be entitled to rescind or terminate this Agreement or treat it as rescinded or terminated but, shall be entitled to claim damages or exercise any other right, power or remedy under this Agreement or as otherwise provided by law.  The Purchaser waives all and any rights of rescission in respect of this Agreement it may have (howsoever arising or deemed to arise) other than any such rights in respect of fraud.

22.6
Each of the Warranties shall be construed as a separate and independent warranty and, except where expressly provided to the contrary, shall not be limited or restricted, or widened or extended, by reference to or inference from the terms of any other Warranty.

22.7
The Purchaser acknowledges and agrees that the Seller makes no warranty (and, for the avoidance of doubt, gives no representation) as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser (howsoever and whensoever provided), including without limitation, in the Information Memorandum, the VDD Report, the Data Room, the Management Presentation, the Disclosure Letter, any document appended, attached or provided pursuant to any Purchaser Transaction Document or any Seller Transaction Document (including, without limitation to the foregoing, in any SKU-level forecasts, statistical modelling, demand forecasts or any Product launch forecasts provided pursuant to the Separation Plan) or in any documents provided to the Purchaser or its advisers in the course of the Purchaser’s due diligence exercise, and the Seller shall incur no liability for any loss incurred by any member of the Purchaser’s Group with respect to such matters.

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23.	Purchaser’s warranties

23.1	The Purchaser warrants to the Seller (for itself and on trust for the Business Seller) that:

(A)
it has the requisite capacity, power and authority to enter into and perform this Agreement and any other documents which are to be entered into pursuant to this Agreement to which it is a party (the “Purchaser Transaction Documents”);

(B)
this Agreement constitutes and the Purchaser Transaction Documents will, when executed by the Purchaser and/or any other member of the Purchaser’s Group, as the case may be, constitute valid and binding obligations of the Purchaser and/or such other member of the Purchaser’s Group, as the case may be, in accordance with the respective terms of each such document;

(C)
the execution and delivery of, and the performance by the Purchaser or any other member of the Purchaser’s Group of their respective obligations under this Agreement and the Purchaser Transaction Documents to which each is respectively a party will not:

(i)	result in a breach of any provision of the memorandum or articles of association or by-laws or equivalent constitutional documents of the Purchaser or the relevant member of the Purchaser’s Group;

(ii)
result in a breach of, or constitute a default under, any instrument to which the Purchaser and/or the relevant member of the Purchaser’s Group is a party or by which the Purchaser or the relevant member of the Purchaser’s Group is bound where such breach or default is material to their ability to perform their obligations under this Agreement or under any of the Purchaser Transaction Documents;

(iii)
so far as the Purchaser is aware, result in a breach of any existing order, judgment or decree of any court or Governmental Entity by which the Purchaser or the relevant member of the Purchaser’s Group is bound where such breach is material to their ability to perform their obligations under this Agreement or under any of the Purchaser Transaction Documents; or

(iv)
save as contemplated by this Agreement, require the Purchaser or the relevant member of the Purchaser’s Group to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked;

(D)	each Designated Purchaser is, and will at and immediately after Completion be, a member of the Purchaser’s Group; and

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(E)
the Purchaser will have, at Completion and on the date on which any consideration adjustment amount becomes due under Clause 7, sufficient cash resources available to it on an unconditional basis to satisfy its obligations under this Agreement and the Purchaser Transaction Documents (including, without prejudice to the generality of the foregoing, its obligation to pay any consideration due under this Agreement and any consideration adjustment amount under Clause 8).

24.	Business Records and Business Information

24.1
On Completion (or as soon as reasonably practicable thereafter (and in any event within twenty (20) Business Days thereof)), the Seller shall deliver to the Purchaser, or procure the delivery to the Purchaser of:

(A)
all the Business Records, but excluding (subject to the following sub-Clause 24.1(B)) the Excluded Business Records.  Where a record ceases to be an Excluded Business Record pursuant to paragraph (iii) of the definition of Excluded Business Record, the Seller shall deliver such record to the Purchaser as soon as reasonably practicable following such cessation (and in any event within twenty (20) Business Days thereof); and

(B)	copies of those parts of any Excluded Business Records falling within paragraph (i) of the definition thereof which relate to the Business.

24.2
The Purchaser acknowledges that the Seller and the Business Seller may wish to inspect and/or copy the Business Records delivered to the Purchaser under this Agreement for the purpose of dealing with any report, return, statement, audit, filing or other requirement under any applicable law or regulation, its Tax affairs or any third party claim or otherwise reasonably required in respect of the GSK Business and, accordingly, the Purchaser shall, upon being given reasonable notice by the Seller and subject to the Seller and/or the Business Seller (as applicable) giving such undertaking(s) as to confidentiality as the Purchaser may reasonably require, make such Business Records available (or procure that the same are made available) to the Seller, the Business Seller and/or their respective representatives and professional advisers for inspection (during Working Hours at the place where such Business Records are to be inspected) and copying (at the Seller’s expense) in each case for and only to the extent necessary for such purpose and for a period of seven (7) years from Completion.

24.3
In respect of any Excluded Business Records or any accounting or Tax records which contain information which relates in part (but not exclusively) to the Business, the Seller shall, upon being given reasonable notice by the Purchaser and for a period of seven (7) years from Completion, make available (or procure that there is made available) to the Purchaser and/or its representatives and professional advisers for inspection (during Working Hours at the place where the relevant part of such Excluded Business Records is to be inspected) and copying (at the Purchaser’s expense) that part of such Excluded Business Records (including accounting or Tax records) relating to the Business to the extent necessary to enable the Purchaser (or any other member of the Purchaser’s

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Group) to carry on the Business (including for the purpose of dealing with any report, return, statement, audit, filing or other requirement under any applicable law or regulation, its Tax affairs or any third party claim or otherwise reasonably required in respect of the Business), PROVIDED THAT the Seller shall not be obliged to make available (or to procure that there are made available) any such Excluded Business Records to the extent that such Excluded Business Records contain legally privileged information which is confidential to any member of the GSK Group.

25.	Intellectual Property

25.1
Save as expressly set out in this Clause 25 the Purchaser acknowledges and agrees on behalf of itself and each member of the Purchaser’s Group that nothing in this Agreement shall operate as an agreement to transfer (nor shall transfer) any right, title or interest in or to, nor constitute any licence of, any of the GSK Marks, the Shared Marks or the Shared Formulations (or, in each case, any know-how relating thereto).

GSK Marks

25.2
The Seller shall, with effect from Completion, procure the grant to the Purchaser of a non-exclusive, royalty-free, non-assignable licence (without the right to sub-license) to use the GSK Marks, universal product codes,  national drug codes, drug identification numbers and/or natural product numbers, in each case owned by the Seller (or a member of the GSK Group) on:

(A)
(in the case of the GSK Marks only) any sales literature and stationery of the Business, in each case solely to the extent such materials bear any GSK Marks as at the Completion Time, such licence to commence on the Completion Date and terminate on the date falling ninety (90) days after the Completion Date; and

(B)
any Business Inventory, solely to the extent that such Business Inventory bears any GSK Marks, universal product codes, national drug codes, drug identification numbers and/or natural product codes (as applicable) as at the Completion Time, such licence to commence on the Completion Date and terminate on the date that is the earlier of (i) the date on which the last of the Business Inventory has been sold and (ii) the date falling one (1) year after the Completion Date.

25.3
The Purchaser shall have no right to use any of the GSK Marks as part of a corporate or trading name and undertakes not to hold itself out or otherwise represent itself to be a member of, or to be associated or connected with any member or business venture of GSK Group.

25.4
The Purchaser shall (i) as soon as reasonably practicable (and in any event within ninety (90) days after Completion) prepare and use new sales literature and stationery which does not bear any of the GSK Marks and (ii) as soon as reasonably practicable (and in any event within the period specified in Clause 25.2(B)) arrange for its own artwork and packaging materials (including its own universal product codes, national

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drug codes, drug identification numbers and/or natural product numbers) to be applied in respect of the Products.

25.5
The Purchaser undertakes to comply with all applicable laws, regulations and decisions of any relevant court, tribunal, ombudsman or regulatory body (including, without limitation, any relevant Governmental Entity) from time to time relevant to the Licensed Goods.

25.6
If it is found that any goods supplied or intended to be supplied under any of the GSK Marks are not in conformity with any of the Purchaser’s obligations under this Agreement in respect of such goods or supply, the Seller shall give Notice to the Purchaser to that effect and the Purchaser undertakes that, from the date ten (10) Business Days after such Notice is given, it shall not supply any of such non-conforming goods under any of the GSK Marks without first either conforming them to such obligations or obtaining the written consent of the Seller.

25.7
The Purchaser shall Notify the Seller in writing of all complaints made by any consumer association or pressure group and all other material complaints made by its customers or potential customers (including, without limitation, complaints referred to any court, tribunal, ombudsman or regulatory body (including any relevant Governmental Entity)) in relation to the goods provided by, or on behalf of, it under any of the GSK Marks.

25.8
The Purchaser acknowledges that all goodwill associated with the use of the GSK Marks by the Purchaser vests and shall vest in the Seller and that the Purchaser has no, and shall not by virtue of this Agreement obtain any, rights in any of the GSK Marks other than those expressly set out in this Clause 25.  The Purchaser undertakes that it shall make no claim to such goodwill or, save as set out in this Agreement, to any rights in the GSK Marks.

25.9
Without prejudice to Clause 25.8, if any goodwill or proprietary right in relation to the GSK Marks vest in the Purchaser, the Purchaser shall, immediately upon becoming aware of the vesting of such goodwill or right, assign, or procure the assignment of, such goodwill or right to the Seller.

25.10
Without prejudice to the Purchaser’s right to challenge the validity of any registrations of the GSK Marks, while any licence granted pursuant to Clause 25.2 remains in force, the Purchaser undertakes not to intentionally commit or omit any act or pursue any course of conduct, or assist any third party to pursue any course of conduct, which would be likely to:

(A)	bring any of the GSK Marks into disrepute;

(B)	damage the goodwill or reputation attaching to any of the GSK Marks;

(C)	prejudice the validity or enforceability of any of the GSK Marks (in respect of any goods or services); or

[***] Confidential Treatment Requested

(D)	dilute or reduce the value or strength of any of the GSK Marks or any registrations thereof.

25.11
The Purchaser shall indemnify, and keep indemnified, the Seller and each member of the GSK Group from and against all Losses incurred by the Seller and/or member of the GSK Group as a result of, or in connection with the grant of any licence pursuant to Clause 25.2 or the Purchaser using any of the Licensed Goods otherwise than in accordance with the provisions of Clauses 25.2 to 25.10 (inclusive).

25.12	The Purchaser acknowledges and agrees that the Seller may incur Losses constituted by:

(A)	damage to the goodwill or reputation attaching to;

(B)	damage to the validity or enforceability of;

(C)	damage to or distortion of the image associated with; and/or

(D)	dilution of the value or strength of,

any of the GSK Marks (including registrations and applications for registration thereof) and that such Losses are reasonably foreseeable and shall be recoverable (both under the indemnity given in Clause 25.11 and otherwise under, and pursuant to, this Agreement), without limitation to what other Losses may be recoverable under or pursuant to this Agreement.

25.13	Subject to Clause 25.2 and without prejudice to the trade mark rights of the GSK Group, the Purchaser shall procure that for:

(A)	a minimum period of five (5) years following Completion; and

(B)	thereafter for so long as any member of the GSK Group continues to retain an interest in the GSK Marks,

no member of the Purchaser’s Group shall use any GSK Mark in any business which competes with any of the GSK Group’s business, any extensions thereof or developments thereto, or any other business of the Seller or any member of the GSK Group in which any GSK Mark is used.

Licensed Rights

25.14
The Seller shall, with effect from Completion, grant to the Purchaser (or procure the grant to the Purchaser of) a non-exclusive, perpetual, assignable, irrevocable, royalty-free licence (with the right to sub-license) to use any:

(A)	Intellectual Property (excluding any Trade Marks, patents and rights in software); and

[***] Confidential Treatment Requested

(B)	Shared Formulation (and any Shared Formulation Know-How),

in each case owned by the Seller (or a member of the GSK Group) at the Completion Time and used (but not exclusively) in the Business at the Completion Time (the “Licensed Rights”) subject to, and in accordance with, Clauses 25.15 to 25.18 (inclusive) (the “Licence”)

25.15
The Purchaser shall only use the Licensed Rights pursuant to the Licence in substantially the same manner as such Licensed Rights were used by the Seller (or a member of the GSK Group) in respect of a Product in the Business (including solely in relation to the territory and SKU form in which such Product is used) immediately prior to the Completion Time, save that the Purchaser shall be entitled to use the Licensed Rights outside of the Restricted Territory, solely for the purposes of having the relevant Product manufactured outside of the Restricted Territory and then exported back into the Restricted Territory, and not for the Commercialisation of the relevant Product in that manufacturing territory or elsewhere other than the Restricted Territory (subject always to the terms of any manufacture and/or supply arrangements entered into from time to time between a member of the GSK Group and a member of the Purchaser's Group in respect of the manufacture and/or supply of a Product to which the Licensed Rights relate).

25.16
The Purchaser shall not use the Licensed Rights except as expressly authorised under Clauses 25.14 to 25.18 (inclusive).  Without prejudice to the generality of the foregoing, and for the avoidance of doubt, the Purchaser shall not be entitled to use the Licensed Rights in respect of any product other than the Product in which such rights were used by the Seller (or a member of the GSK Group) in the Business immediately prior to the Completion Time.

25.17
The Purchaser shall indemnify, and keep indemnified, the Seller and each member of the GSK Group from and against all Losses incurred by the Seller and/or member of the GSK Group as a result of, or in connection with, the Purchaser using the Licensed Rights otherwise than in accordance with the provisions of Clauses 25.14 to 25.16 (inclusive).

25.18	For the avoidance of doubt, the provisions of Clause 40 shall apply in respect of the Licence.

Wrong Pockets

25.19
If, after Completion, a member of the Purchaser’s Group owns any Intellectual Property or rights in Information which was used, in the [***] months prior to the Completion Date by a member of the GSK Group (or in any business operated by the GSK Group in the [***] months prior to the Completion Date) other than exclusively in relation to the Business (including, for the avoidance of doubt, any GSK Marks, any Shared Marks, any Intellectual Property in any Shared Formulations or any rights in Information in any Shared Formulations), the Purchaser shall, or shall procure that the relevant member of the Purchaser’s Group shall, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form

[***] Confidential Treatment Requested

reasonably satisfactory to the Seller to vest such Intellectual Property and/or rights in Information in, and transfer the possession and control of the same to, the Seller or a company nominated by the Seller, for nil consideration, as soon as reasonably practicable after becoming aware of the ownership of such rights.

26.	Seller’s undertakings

26.1
The Seller undertakes to the Purchaser that, immediately following the execution of this Agreement, it will deliver to the Purchaser the Disclosure Letter, duly executed on behalf of the Seller and/or the relevant member(s) of the GSK Group.

26.2
The Seller undertakes to the Purchaser that it shall not, and shall procure that each member of the GSK Group shall not (for as long as the relevant entity remains a member of the GSK Group), for a period of [***] months from the Completion Date, solicit or entice away from the employment of any member of the Purchaser’s Group any Senior Employee without the prior written consent of the Purchaser, other than:

(A)	any Senior Employee whose employment with the relevant member of the Purchaser’s Group has then ceased or who has received notice terminating such employment; or

(B)
where such solicitation or enticement is as a result of an advertisement or advertisements not specifically targeted at such Senior Employees or as a result of an unsolicited approach to the Seller or any other member of the GSK Group from any such Senior Employee.

26.3
GSK PLC undertakes to the Purchaser and to any member of the Purchaser's Group that, with the intention of transferring to the Purchaser and the relevant Designated Purchaser(s) the full benefit and value of the goodwill of, and the connections related to, the Business (and as a constituent part of this Agreement), to the extent legally permissible, it shall in consideration of the payment to it by the Purchaser of the Non-Compete Consideration (which it shall receive for its own account and not as agent for or on behalf of any other person), use all reasonable endeavours to procure that, for a period of three (3) years from the Completion Date, no GSK Product shall be Commercialised, directly or indirectly, or in conjunction with or on behalf of any other person, (any Commercialisation through means of the internet being ignored for these purposes) by any member of the GSK Group (i) in both a Restricted Product Market and the Restricted Territory and (ii) in such a manner as to compete with any Product being Commercialised, as at the date of this Agreement, in the relevant Restricted Product Market and the relevant Restricted Territory, PROVIDED THAT the foregoing undertaking in this Clause 26.3 (as applicable) shall not be breached:

(i)
to the extent that any product Commercialised by or on behalf of any member of the GSK Group is, as at the date of this Agreement, Commercialised in both the Restricted Product Market and the Restricted Territory;

[***] Confidential Treatment Requested

(ii)	to the extent that the relevant member of the GSK Group is carrying out its obligations pursuant to any Seller Transaction Document;

(iii)
where, before the expiry of the relevant period specified in sub-Clause 26.3 above, a Product which is Commercialised, as at the date of this Agreement, in both a Restricted Product Market and in the Restricted Territory is discontinued in such Restricted Product Market and/or in such Restricted Territory and, following such discontinuation, one or more GSK Products is/are Commercialised in both the same relevant Restricted Product Market and the relevant Restricted Territory as that in which such discontinued Product was Commercialised;

(iv)
where any member of the GSK Group holds or acquires shares (whether directly or indirectly but not carrying a voting interest of more than 20 per cent.) in a company which Commercialises any product in such a manner as to compete with any Product being Commercialised, as at the date of this Agreement, in both a Restricted Product Market and the Restricted Territory PROVIDED THAT the relevant member of the GSK Group does not directly control the Commercialisation of any such product;

(v)
in the case of any acquisition as an incidental part of a larger transaction by any member of the GSK Group directly or indirectly, or in conjunction with or on behalf of another person of any business (whether by acquisition of shares, the whole or any part of the undertaking or assets of any third party or by other means) which involves the Commercialisation of any product which competes with any Product being Commercialised, as at the date of this Agreement, in both a Restricted Product Market and the Restricted Territory PROVIDED THAT the relevant member of the GSK Group does not directly or indirectly, or in conjunction with or on behalf of another person control the Commercialisation of any such product or, in the event that it does, the relevant member of the GSK Group assigns, sells, transfers or otherwise disposes of the relevant competing product(s) within one (1) year from completion of the relevant acquisition and, during such one (1) year period, the Seller shall not be in breach of its obligations pursuant to this Clause 26.3;

(vi)
in the case of any merger, joint venture or partnership arrangement between any member of the GSK Group and any third party where the resulting entity (the “JV Entity”) Commercialises any product in such a manner as to compete with any Product being Commercialised, as at the date of this Agreement, in both a Restricted Product Market and the Restricted Territory, PROVIDED THAT the relevant member of the GSK Group does not:

(a)	directly or indirectly, or in conjunction with or on behalf of another person, control the Commercialisation of any such product; or

(b)
hold an interest (whether direct or indirect and whether by way of holding of shares, voting rights or otherwise) of more than 20 per cent. in such JV Entity in circumstances where the Commercialisation

[***] Confidential Treatment Requested

of the relevant product contributes more than 20 per cent. of the gross annual revenues of such JV Entity; or

(vii)
where any third party acquires Control (as defined in the City Code on Takeovers and Mergers) of the Seller, by virtue of that third party’s then existing activities in Commercialising any product in such a manner as to compete with any Product being Commercialised, as at the date of this Agreement, in both a Restricted Product Market and the Restricted Territory, PROVIDED THAT the undertaking set out in sub-Clause 26.3(B) above shall continue to apply (following the acquisition of such Control) to the Seller and those Affiliates and Associated Undertakings of the Seller which are members of the GSK Group as at the date of this Agreement.

26.4
The Seller undertakes to the Purchaser that, with effect from the Completion Date but without limit in time thereafter, the Seller shall, or shall procure that the relevant member(s) of the GSK Group shall, use all reasonable endeavours to obtain any Certificate of Pharmaceutical Product requested in writing by the Purchaser in order to enable the Purchaser (or another member of the Purchaser’s Group), subject always to the Intellectual Property rights of any member of the GSK Group, to Commercialise a Product in a country.  The Purchaser hereby agrees that it shall use all reasonable endeavours to provide (or procure that there is provided) to the Seller such cooperation as the Seller (or any other relevant member of the GSK Group) reasonably requests in connection with obtaining any such Certificate of Pharmaceutical Product.  The Purchaser further agrees that:

(A)
it shall indemnify the Seller and each member of the GSK Group for all reasonable costs and expenses and all liabilities suffered by the relevant member in carrying out its obligations under this Clause 26.4; and

(B)
it shall indemnify the Seller and each member of the GSK Group in respect of such reasonable costs and expenses and such liabilities within thirty (30) Business Days of the delivery to the Purchaser of written notice requesting indemnification of the same and setting out, in reasonable detail, details of the costs, expenses and/or liabilities incurred or suffered for which indemnification is sought.

26.5	The Seller shall procure that, for a period of twelve (12) months after the Completion Date:

(A)
the Seller or a member of the GSK Group shall prepare, where reasonably requested to do so by the Purchaser and subject to reimbursement by the Purchaser of all reasonable costs and expenses of the GSK Group incurred in connection with the preparation of the same, financial data in relation to all periods beginning prior to Completion and ending prior to, on or after Completion required for financial accounts, management accounts or statutory accounts of the Purchaser or any other member of the Purchaser’s Group and any data to the extent reasonably required for compliance by the Purchaser or any other member of the Purchaser’s Group with any reporting requirements of

[***] Confidential Treatment Requested

any stock exchange or securities or other regulatory authority or under any applicable law, rule or regulation which shall each be delivered to the Purchaser as soon as reasonably practicable following the relevant request; and

(B)
the Purchaser and its accountants and agents shall upon reasonable notice, as soon as reasonably practicable, be given reasonable access during Working Hours at the relevant location to any employees, officers, advisers or premises of the Seller or the Business Seller and any of its books and records (or extracts thereof) which may reasonably be required by the Purchaser or any other member of the Purchaser’s Group in connection with any report, return, statement, audit, filing or other requirement under any applicable law or regulation or otherwise reasonably required in respect of the Business.

26.6
The Purchaser shall not, and shall procure that no member of the Purchaser’s Group will, take any action to obtain or benefit from any repayment, credit or relief of or in respect of any Sales Tax or amount in respect of any Sales Tax chargeable in respect of any supply for which the Non-Compete Consideration is deemed to be the consideration.

26.7
Each undertaking contained in this Clause 26 shall be construed as a separate undertaking and if one or more of the undertakings is held by a court of competent jurisdiction to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Seller.

27.	Business Seller’s undertaking

The Business Seller hereby undertakes to the Purchaser that, where pursuant to the provisions of this Agreement the Seller agrees or undertakes to procure that the Business Seller undertakes or does a particular action, matter or thing or omits to take or do a particular action, matter or thing, the Business Seller will undertake, do, or omit to take or do that action, matter or thing (in each case, as applicable) in accordance with the relevant provision(s) of this Agreement.

28.	Purchaser’s undertakings

28.1
The Purchaser undertakes to the Seller that, immediately following the execution of this Agreement, it will deliver to the Seller an acknowledgement of the Disclosure Letter, duly executed on behalf of the Purchaser and/or the relevant member(s) of the Purchaser’s Group.

28.2
The Purchaser agrees and undertakes on behalf of itself and each other member of the Purchaser’s Group that (in the absence of fraud, fraudulent misrepresentation or wilful concealment) it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of any member of the GSK Group on whom it may have relied before agreeing to any term of or entering into this Agreement or any other agreement or document entered into pursuant hereto (including, without prejudice to the generality of the foregoing, any such persons as are named in sub-Clause 1.2(Q)).

[***] Confidential Treatment Requested

28.3
The Purchaser undertakes on behalf of itself and each member of the Purchaser’s Group (and without prejudice to the confidentiality agreement referred to in Clause 40.4) that, subject to Clause 40.2, each member of the Purchaser’s Group will treat as strictly confidential and not disclose to any person (other than (i) any employee, director, officer, agent, consultant or adviser of the Purchaser, (ii) other members of the Purchaser’s Group, (iii) any employee, director, officer, agent, consultant or adviser of any member of the Purchaser’s Group, (iv) any Purchaser’s Financing Bank or its employees, directors, officers, agents or advisers, in any such case on a confidential basis) any GSK Group Confidential Information.  The Purchaser acknowledges that any future use of GSK Group Confidential Information is at the risk of the Purchaser and other members of the Purchaser’s Group and is without representation, warranty or liability of the part of any member of the GSK Group.

28.4
The Purchaser undertakes to the Seller that it shall not, and shall procure that each member of the Purchaser’s Group shall not (for as long as the relevant entity remains a member of the Purchaser’s Group), for a period of [***] months from the Completion Date, solicit or entice away from the employment of any member of the GSK Group any Relevant GSK Group Employee without the prior written consent of the Seller, other than:

(A)	any Relevant GSK Group Employee whose employment with the relevant member of the GSK Group has then ceased or who has received notice terminating such employment; or

(B)
where such solicitation or enticement is as a result of an advertisement or advertisements not specifically targeted at such Relevant GSK Group Employee or as a result of an unsolicited approach to the Purchaser or any other member of the Purchaser’s Group from any such Relevant GSK Group Employee.

28.5
The Purchaser undertakes to the Seller that, with effect from the Completion Date but without limit in time thereafter, the Purchaser shall, or shall procure that the relevant member(s) of the Purchaser’s Group shall, use all reasonable endeavours to obtain any Certificate of Pharmaceutical Product requested in writing by the Seller in order to enable:

(A)	the Seller (or another member of the GSK Group) to Commercialise any GSK Product in a country; or

(B)
any other Person who may, subsequent to the date hereof, acquire rights in respect of products Commercialised under the Brands in territories other than the United States, to Commercialise such products (a “CPP Third Party”),

(and for the avoidance of doubt, the Seller and the Purchaser hereby agree that the obligations imposed on the Purchaser pursuant to this Clause 28.5 shall not apply to the extent the Seller’s request relates to the Commercialisation of any GSK Product or the Commercialisation of any product by a CPP Third Party (as applicable) in breach of the Intellectual Property rights of any member of the Purchaser’s Group).  The Seller hereby agrees that it shall use all reasonable endeavours to provide (or procure that there is

[***] Confidential Treatment Requested

provided, including, where relevant, by any relevant CPP Third Party) to the Purchaser such cooperation as the Purchaser (or any other relevant member of the Purchaser’s Group) reasonably requests in connection with obtaining any such Certificate of Pharmaceutical Product.  The Seller further agrees that:

(aa)
it shall indemnify each member of the Purchaser’s Group (or shall procure that each member of the Purchaser’s Group is indemnified, including, where relevant, by any CPP Third Party) for all costs, expenses and liabilities suffered or reasonably incurred by the relevant member in carrying out its obligations under this Clause 28.5; and

(bb)
it shall indemnify each member of the Purchaser’s Group (or shall procure that each member of the Purchaser’s Group is indemnified, including, where relevant, by any CPP Third Party) in respect of such costs, expenses and liabilities within thirty (30) Business Days of the delivery to the Seller of written notice requesting indemnification of the same and setting out, in reasonable detail, details of the costs, expenses and/or liabilities incurred or suffered for which indemnification is sought.

In circumstances where the Seller requests a Certificate of Pharmaceutical Product in order to enable a CPP Third Party to Commercialise products in accordance with this Clause 28.5, subject to the Seller providing to the Purchaser such contact details of the relevant CPP Third Party as the Purchaser may reasonably request (and without prejudice to the foregoing provisions of this Clause 28.5), the Purchaser agrees that it shall use reasonable endeavours to conduct such communications and exchanges as are required in order to obtain the relevant Certificate of Pharmaceutical Product directly with such CPP Third Party and shall not involve the Seller (or any other member of the GSK Group) for the purposes thereof.

28.6	The Purchaser shall procure that, for a period of twelve (12) months after the Completion Date:

(A)
the Business shall prepare, where reasonably requested to do so by the Seller and subject to reimbursement by the Seller of all reasonable costs and expenses of the Business incurred in connection with the preparation of the same, financial data in relation to all periods beginning prior to Completion and ending prior to, on or after Completion required for financial accounts, management accounts or statutory accounts of the Seller or any other member of the GSK Group and any data to the extent reasonably required for compliance by the Seller or any other member of the GSK Group with any reporting requirements of any stock exchange or securities or other regulatory authority or under any applicable law, rule or regulation which shall each be delivered to the Seller as soon as reasonably practicable following the relevant request; and

(B)
the Seller and its accountants and agents shall on reasonable notice, as soon as reasonably practicable, be given reasonable access during Working Hours at the relevant location to any employees, officers, advisers or premises of the

[***] Confidential Treatment Requested

Business and any of its books and records which may reasonably be required by the Seller or any other member of the GSK Group in connection with any report, return, statement, audit, filing or other requirement under any applicable law or regulation or otherwise required in respect of the GSK Business.

28.7
The Purchaser shall not, and shall procure that no member of the Purchaser’s Group will, take any action to obtain or benefit from any repayment, credit or relief of or in respect of any Sales Tax or amount in respect of any Sales Tax chargeable in respect of any supply for which the Non-Compete Consideration is deemed to be the consideration.

28.8
Each undertaking contained in this Clause 28 shall be construed as a separate undertaking and if one or more of the undertakings is held by a court of competent jurisdiction to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Purchaser.

29.	Payments

29.1
The parties shall use all reasonable endeavours to cooperate to ensure that any amount payable by any party under this Agreement is, to the extent reasonable having regard to the Tax affairs of both parties, made in such a way as to ensure that the amount is not required by law to be paid subject to any deduction or withholding on account of Tax.

29.2
If, notwithstanding the parties’ compliance with Clause 29.1, any amount payable by any party (whether paid on its own behalf or on behalf of the Business Seller or, as the case may be, a Designated Purchaser) under this Agreement (except for the Non-Compete Consideration or the Initial Consideration or any interest) is required by law to be paid subject to any deduction or withholding on account of Tax, the party which is obliged to make the payment (the “Paying Party”) shall be required to increase its payments to such amount as will ensure that, after the withholding or deduction on the increased amount is taken into account, the party to which the payment is to be made (whether to be received on its own behalf or on behalf of the Business Seller or, as the case may be, a Designated Purchaser) (the “Receiving Party”) receives and retains a set amount which is equal to that which the Receiving Party would have received and retained had no such withholding or deduction been required.

29.3
To the extent the Receiving Party subsequently receives and is entitled to retain and utilise a credit against, relief or remission for, or repayment of any Tax (any of the foregoing being referred to as a “saving”) in respect of such additional amount or the payment to which such additional amount relates, the Purchaser or, as the case may be, the Seller shall procure that the Receiving Party shall pay an amount to the Paying Party which the Receiving Party reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in but for its utilisation of the saving.

[***] Confidential Treatment Requested

30.	No set-off

Except as expressly provided under this Agreement, any payment to be made by any party under this Agreement shall be made in full without any set off, restriction, condition or deduction for or on account of any counterclaim.

31.	Effect of Completion

Save as otherwise provided herein, any provision of this Agreement or of any other document referred to herein which is capable of being performed after but which has not been performed at or before Completion and all Warranties and other Assurances contained in, or entered into pursuant to, this Agreement shall (subject to Schedule 3) remain in full force and effect notwithstanding Completion.

32.	Assignment

32.1	Obligations under this Agreement shall not be assignable.

32.2
Subject to the provisions of Clause 32.3 below, the benefits of this Agreement shall not be assignable except that any party may, upon giving written notice to the others, assign the benefit of this Agreement to a member of the GSK Group (in the case of the Seller or the Business Seller) or to a member of the Purchaser’s Group (in the case of the Purchaser or any Designated Purchaser) (a “Permitted Assignee”) PROVIDED THAT such assignment shall be without cost to, and shall not result in any increased liability, or any reduction in the rights, of, any of the other parties AND FURTHER PROVIDED THAT if such Permitted Assignee shall subsequently cease to be a member of the Purchaser’s Group or the GSK Group, as the case may be, the original assigning party shall procure that prior to the Permitted Assignee ceasing to be a member of the Purchaser’s Group or the GSK Group, as the case may be, it shall assign the benefit of this Agreement assigned to it to the party by whom such rights were originally assigned or (upon giving further written notice to the other parties) to another member of the Purchaser’s Group or the GSK Group, as the case may be.  Any purported assignment in contravention of this Clause shall be void.

32.3
Notwithstanding the provisions of Clause 32.2 or any other provisions of this Agreement, the Purchaser shall be entitled to grant security over its rights, or assign its rights by way of security, under this Agreement or any other Purchaser Transaction Document (in each case, whether in whole or in part) for the purposes of any debt financing to be provided to the Purchaser in connection with its entry into this Agreement PROVIDED THAT any assignee of any such rights shall not be entitled to further assign them (in whole or in part) other than by way of enforcement of such security.

32.4
Without prejudice to the provisions of Clause 32.2 above, the parties hereby agree that where the Purchaser assigns the benefit of this Agreement to any other person, the rights of all members of the GSK Group under this Agreement against the Purchaser’s Group shall be no less than such rights would have been had the assignment not occurred and the liabilities of all members of the GSK Group under this Agreement to

[***] Confidential Treatment Requested

the Purchaser’s Group shall be no greater than such liabilities would have been had the assignment not occurred.

32.5
Without prejudice to the provisions of Clause 32.2 above, the parties hereby agree that where the Seller or the Business Seller assigns the benefit of this Agreement to any other person, the rights of all members of the Purchaser’s Group under this Agreement against the GSK Group shall be no less than such rights would have been had the assignment not occurred and the liabilities of all members of the Purchaser’s Group under this Agreement to the GSK Group shall be no greater than such liabilities would have been had the assignment not occurred.

32.6
Notwithstanding the provisions of Clause 32.2 and 32.3, no such assignment is permitted if such assignment shall result in the Purchaser or the Seller having to amend its respective notification and report form (if any) filed with any Governmental Entity pursuant to Clause 3 of this Agreement.

32.7	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and Permitted Assignees.

33.	Further assurance

33.1
Without prejudice to any restriction or limitation on the extent of any party’s obligations under this Agreement and except in relation to the Business Intellectual Property, each of the parties shall from time to time, so far as each is reasonably able, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the party concerned as they may reasonably consider necessary to transfer the Business Assets to the Purchaser (or any other member of the Purchaser’s Group) or otherwise to give the other party the full benefit of this Agreement.

33.2
Without prejudice to Clause 25, the Seller undertakes after Completion, and at the request of the Purchaser, to execute or procure the execution of all such documents as may reasonably be necessary to secure the vesting in the Purchaser (or a member of the Purchaser’s Group) of the Business Intellectual Property, provided that the Purchaser undertakes to the Seller that it will be responsible for:

(A)
handling and managing all aspects of the process of recording (or applying to record) at the appropriate intellectual property registries or offices the change in ownership of the Business Intellectual Property (including (but not limited to) the preparation of all documents required for this purpose);

(B)	all costs reasonably and properly incurred by the Seller in complying with its obligations in this Clause 33.2; and

(C)	all other costs and expenses in respect of such vesting.

[***] Confidential Treatment Requested

34.	Entire agreement

34.1
This Agreement, the Disclosure Letter and the Business Domain Name Assignments and any other documents entered into pursuant to this Agreement (the “Transaction Documents”) constitute the whole and only agreement between the parties relating to the sale and purchase of the Business Assets and, save if and only to the extent expressly repeated in any of the Transaction Documents, supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

34.2	The Purchaser acknowledges and agrees (for itself and on behalf of each other member of the Purchaser’s Group) with the Seller (on behalf of itself and each other member of the GSK Group) that:

(A)
it does not rely on and has not been induced to enter into any of the Transaction Documents on the basis of any Assurance (express or implied) made or given by or on behalf of any member of the GSK Group or any of their respective directors, officers, employees or advisers other than those expressly set out in the Transaction Documents or, to the extent that it has been, it has (in the absence of fraud) no rights or remedies in relation thereto and shall make no claim in relation thereto or against such parties;

(B)
no member of the GSK Group, or any of their respective directors, officers, employees or advisers, has given or made any Assurance other than those expressly set out in the Transaction Documents or, to the extent that they have, the Purchaser hereby (for itself and on behalf of each other member of the Purchaser’s Group) unconditionally and irrevocably waives (in the absence of fraud) any claim which it might otherwise have had in relation thereto; and

(C)
any warranty or other rights which may be implied by law in any jurisdiction in relation to the sale of the Business Assets in such jurisdiction shall be excluded or, if incapable of exclusion, irrevocably waived and the Purchaser agrees to indemnify the Seller and each member of the GSK Group against any and all Losses arising or incurred as a result of claims under any such implied warranty or other rights by the Purchaser or any other member of the Purchaser’s Group or their respective successors in title (including, without limitation, any provider of finance to the Purchaser).

34.3
This Agreement may only be varied by a document in writing and signed by each of the parties and expressed to be a variation to this Agreement.  For this purpose, a variation to this Agreement shall include any addition, deletion, supplement or replacement, howsoever effected.

34.4
To the extent that any provision of any agreement entered into for the purposes of transferring Business Assets located in a particular jurisdiction or country is inconsistent with any provision of this Agreement, the provision of this Agreement shall prevail.

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35.	Capacity of Seller and Purchaser

35.1
The undertakings given by the Purchaser to, and agreements made by the Purchaser with, the Seller in this Agreement are given and made to and with the Seller for itself and as trustee for the Business Seller (as applicable).

35.2
The undertakings given by the Seller to, and agreements made by the Seller with, the Purchaser in this Agreement are given and made to and with the Purchaser for itself and as trustee for the relevant Designated Purchaser.

36.	Remedies and waivers

36.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any document referred to in it shall:

(A)	impair or affect such right, power or remedy; or

(B)	operate as a waiver of it.

36.2
The single or partial exercise of any right, power or remedy provided by law or under this Agreement or under any document referred to in it shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

36.3
The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law unless otherwise stated herein (including, without limitation, in Clause 22.5 and Clause 34.2).

37.	Indemnification and conduct of claims

37.1
Subject to Clauses 37.4 and 37.3, if any assessment, action, claim, demand, proceeding or investigation is filed, brought, alleged or instituted by a third party (a “Third Party Claim”) against any member of the GSK Group or, as the case may be, any member of the Purchaser’s Group, (the “Relevant Indemnified Party”) in respect of which an indemnity is to be sought from the Purchaser or, as the case may be, the Seller (the “Relevant Indemnifying Party”) pursuant to this Agreement, the Purchaser or, as the case may be, the Seller shall procure that the Relevant Indemnified Party shall:

(A)
as soon as practicable notify the Relevant Indemnifying Party thereof by written notice as soon as it appears to the Relevant Indemnified Party that any Third Party Claim received by or coming to the notice of the Relevant Indemnified Party may result in a claim for indemnification;

(B)
subject to the Relevant Indemnifying Party indemnifying the Relevant Indemnified Party against any Losses which may be incurred thereby, take such action and give such information and access to personnel, premises, chattels, documents and records to the Relevant Indemnifying Party and their professional advisers as the Relevant Indemnifying Party may reasonably

[***] Confidential Treatment Requested

request in order to investigate such Third Party Claim, and the Relevant Indemnifying Party shall be entitled to require any relevant company (being a member of the Purchaser’s Group (where the Relevant Indemnified Party is a member of the Purchasers’ Group) or a member of the GSK Group (where the Relevant Indemnified Party is a member of the GSK Group)) to take such action and give such reasonable information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

(C)
allow the Relevant Indemnifying Party to take the sole conduct of such actions, claims, proceedings, investigations and/or negotiations as the Relevant Indemnifying Party may reasonably deem appropriate in connection with any such assessment, claim or investigation in the name of the Relevant Indemnified Party or any such relevant company referred to above, and in that connection the Relevant Indemnified Party shall give or cause to be given to the Relevant Indemnifying Party all such assistance as it may reasonably require (at the cost of the Relevant Indemnifying Party, provided that such costs shall be reasonable) in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim, proceeding or investigation and shall instruct such legal or other professional advisers as the Relevant Indemnifying Party may nominate to act on behalf of the Relevant Indemnified Party or any relevant company, as appropriate, but to act in accordance with the Relevant Indemnifying Party’s instructions;

(D)
be entitled to participate in the defence of any Third Party Claim and to employ separate counsel to represent it at its own expense PROVIDED THAT the Relevant Indemnifying Party shall control the defence of the Third Party Claim;

(E)
make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim, investigation or adjudication without the prior written consent of the Relevant Indemnifying Party (such consent not to be unreasonably withheld or delayed); and

(F)	take all reasonable action to mitigate any loss suffered by it in respect of which a claim could be made for indemnification.

37.2
The Relevant Indemnifying Party shall be entitled at any stage and in its absolute discretion to settle any such Third Party Claim (but without any admission of wrongdoing) after giving reasonable advance written notice to the Relevant Indemnified Party and provided that the Relevant Indemnified Party is discharged in full of its liabilities under such Third Party Claim.

37.3
Notwithstanding the provisions of Clauses 37.1 and 37.2, the Relevant Indemnifying Party shall not be entitled to assume the defence of any Third Party Claim (and shall be liable for the reasonable costs and expenses (including legal expenses) incurred by the Relevant Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks any relief other than damages (including any orders, injunctions or other equitable relief) against the Relevant Indemnified Party which the Relevant Indemnified

[***] Confidential Treatment Requested

Party reasonably determines cannot be separated from any related claim for damages.  If such claim for other relief can be separated from the claim for damages, the Relevant Indemnifying Party shall be entitled to assume the defence of the claim for damages.  Further, the Relevant Indemnifying Party shall not be entitled (on written notice from the Relevant Indemnified Party) to assume or continue the defence of any such claim, action and/or demand in the event that such claim, action and/or demand, or the Relevant Indemnifying Party’s conduct of the defence thereof, has caused or could cause (in the opinion of the Relevant Indemnified Party, acting reasonably and in good faith) material damage to the reputation or goodwill of any member of the Purchaser's Group.

37.4
Notwithstanding the provisions of Clauses 37.1 and 37.2, in respect of any Third Party Claim for which an indemnity is to be sought by the Seller (or any other member of the GSK Group) from the Purchaser pursuant to Clause 17.1, the Purchaser shall, at the request of the Seller, have the option (at its sole discretion) to allow the Seller or such member of the GSK Group as the Seller may nominate) to take the sole conduct of such actions, claims, proceedings, investigations and/or negotiations as the Seller may deem appropriate in connection with any such Third Party Claim in the name of the Seller (or the name of the relevant member of the GSK Group) and in that connection the Purchaser shall give, or cause to be given, to the Seller all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim, proceeding or investigation, PROVIDED THAT all Losses arising in connection with the Assumed Liability forming the subject of such Third Party Claim shall be for the account of the Seller (or relevant member of the GSK Group) and neither the Purchaser nor any other member of the Purchaser’s Group shall have any liability to assume, pay, discharge when due, or indemnify any member of the GSK Group against, the Assumed Liability forming the subject of such Third Party Claim.  The provisions of the foregoing sentence shall not affect, and shall be without prejudice to, any other obligation, liability, loss, damage, commitment, cost, expense or payment constituting an Assumed Liability pursuant to the provisions of Clause 17.2.

37.5
Notwithstanding the provisions of Clauses 37.1 and 37.2, in respect of any Third Party Claim for which an indemnity is to be sought by the Purchaser (or any other member of the Purchaser’s Group) from the Seller pursuant to Clause 17.3, if the Purchaser reasonably determines that the conduct or outcome of such Third Party Claim could have a material adverse effect on its business (taken as a whole), then the Purchaser shall have the option (at its sole discretion) to take the sole conduct of such actions, claims, proceedings, investigations and/or negotiations as the Purchaser may deem appropriate in connection with any such Third Party Claim in the name of the Purchaser (or the name of the relevant member of the Purchaser’s Group), PROVIDED THAT:

(A)	all Losses arising in connection with the Excluded Liability forming the subject of such Third Party Claim; and

(B)	all Losses arising in connection with any other Third Party Claim or series of related Third Party Claims with respect to related facts or circumstances,

[***] Confidential Treatment Requested

shall be for the account of the Purchaser (or the relevant member of the Purchaser’s Group) and neither the Seller nor any other member of the GSK Group shall have any liability to assume, pay, discharge when due, or indemnify any member of the Purchaser’s Group against, any Excluded Liabilities forming the subject of such Third Party Claim or such related Third Party Claims.  The provisions of the foregoing sentence shall not affect, and shall be without prejudice to, any other obligation, liability, loss, damage, commitment, cost, expense or payment constituting an Excluded Liability pursuant to the provisions of Clause 17.4.

38.	Notices

38.1
Any notice or other communication given or made under, or in connection with the matters contemplated by, this Agreement shall only be effective if it is in writing.  Faxes and e-mail are not permitted.

38.2	Any such notice or communication shall be sent to a party at its address and for the attention of the individual set out below:

Name of party	Address

GlaxoSmithKline PLC	980 Great West Road Brentford Middlesex TW8 9GS United Kingdom

For the attention of:	Company Secretary

With a copy to:	Hope D'Oyley-Gay Vice President and Associate General Counsel GlaxoSmithKline 2301 Renaissance Boulevard King of Prussia, PA 19406 United States of America

The Business Seller	c/o 980 Great West Road Brentford Middlesex TW8 9GS United Kingdom

For the attention of:	Company Secretary

[***] Confidential Treatment Requested

Name of party	Address

With a copy to:	Hope D'Oyley-Gay Vice President and Associate General Counsel GlaxoSmithKline 2301 Renaissance Boulevard King of Prussia, PA 19406 United States of America

Prestige Brands Holdings, Inc.	90 North Broadway Irvington NY 10533 United States of America

For the attention of:	Ron Lombardi Chief Financial Officer

With a copy to:	Eric Klee Secretary and General Counsel Prestige Brands Holdings, Inc. 90 North Broadway Irvington NY 10533 United States of America

PROVIDED THAT a party may change its notice details on giving notice to the other party of the change in accordance with this Clause 38.  That notice shall only be effective on the date falling five (5) clear Business Days after the notification has been received or such later date as may be specified in the notice.

38.3
Any notice or communication given or made under, or in connection with the matters contemplated by, this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally (for the avoidance of doubt, including by courier or registered post), on delivery;

(B)	if sent by first class inland (domestic) post, two (2) clear Business Days after the date of posting; and

(C)	if sent by airmail, six (6) clear Business Days after the date of posting.

38.4
Any notice or communication given or made under, or in connection with the matters contemplated by, this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

[***] Confidential Treatment Requested

39.	Announcements

39.1
Subject to Clause 39.2, no announcement (other than any press announcements agreed between the parties) concerning the sale or purchase of the Business and/or the Business Assets or any ancillary matter shall be made by any party without the prior written approval of the Seller and the Purchaser, such approval not to be unreasonably withheld or delayed.

39.2
Any member of the Purchaser’s Group and any member of the GSK Group may make an announcement concerning the sale or purchase of the Business and/or the Business Assets or any ancillary matter if required by:

(A)	the applicable law of any relevant jurisdiction; or

(B)
any securities exchange or regulatory or governmental body or any Tax Authority to which any party is subject or submits, wherever situated (including, without limitation, the UK Listing Authority, the London Stock Exchange, the SEC and the New York Stock Exchange), whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the Seller and the Purchaser before making such announcement and PROVIDED THAT any such announcement shall be made only after notice to the Seller and the Purchaser.

39.3	The restrictions contained in this Clause 39 shall continue to apply after the termination of this Agreement without limit in time.

40.	Confidentiality

40.1	Subject to the provisions of Clause 40.2 and Clause 39:

(A)	each party shall treat as confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(i)	the provisions of this Agreement or any document referred to herein;

(ii)	the negotiations relating to this Agreement or any document referred to herein; or

(iii)	the subject matter of this Agreement;

(B)
the Purchaser shall treat, and shall procure that each other member of the Purchaser’s Group treats, as confidential all information received or obtained concerning any member of the GSK Group and any GSK Business, as a result of the negotiation and entering into of this Agreement; and

[***] Confidential Treatment Requested

(C)
the Seller shall treat, and shall procure that each other member of the GSK Group treats, as confidential all information (i) retained concerning the Business Completion and (ii) received or obtained concerning any member of the Purchaser’s Group as a result of the negotiation and entering into of this Agreement.

40.2	Notwithstanding the other provisions of this Clause 40, a party may disclose confidential information if and to the extent:

(A)	required by the applicable law or regulation of any relevant jurisdiction or for the purpose of any judicial proceedings;

(B)
required by any securities exchange or regulatory or Governmental Entity or any Tax Authority to which any party is subject or submits, wherever situated (including, without limitation, the UK Listing Authority, the London Stock Exchange, the SEC and the New York Stock Exchange), whether or not the requirement for information has the force of law;

(C)
that the information is disclosed on a confidential basis to the professional advisers, auditors and/or banking institutions or financial advisors of such party PROVIDED THAT such party shall be liable for any failure by its professional advisers, auditors or bankers to keep such information confidential;

(D)	that the information has come into the public domain through no fault of, or otherwise than as a result of breach or default of, that party;

(E)	the other parties have given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed;

(F)	it does so to a member of the GSK Group (in the case of the Seller) or to a member of the Purchaser’s Group (in the case of the Purchaser) which accepts restrictions in the terms of this Clause 40; or

(G)	required to enable that party to enforce its rights under this Agreement,

PROVIDED THAT any such information disclosed pursuant to sub-Clauses 40.2(A) or 40.2(B) shall be disclosed (where reasonably practicable) only after notice has been given to the other parties of such requirement with a view to agreeing the content and timing of such disclosure.

40.3	The restrictions contained in this Clause 40 shall continue to apply after the termination of this Agreement without limit in time.

40.4
With effect from the date of this Agreement, the confidentiality agreement dated 7 July 2011 between the Seller and the Purchaser is, in respect of Confidential Information (as defined in such confidentiality agreement), terminated (notwithstanding anything to the contrary in clause 7 thereof) without prejudice to the rights and liabilities of the parties which have accrued thereunder prior to the date hereof.  Pending Completion, in the

[***] Confidential Treatment Requested

event of any conflict between the terms of such confidentiality agreement and the terms of this Clause 40, the provisions of this Clause 40 shall prevail.

41.	Costs and expenses

41.1
Except as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Business Assets and to the preparation, execution and carrying into effect of this Agreement and all other documents entered into pursuant to, or in connection with, it.

41.2	Without prejudice to Clause 41.1:

(A)
the Purchaser shall pay to the Seller and the Business Seller on demand an amount equal to 50 per cent. of any Transfer Tax for which the Seller or the Business Seller (as the case may be) is liable to account to any Tax Authority in connection with or as a result of this Agreement or any transfer, sale, supply, use or transaction made pursuant to or envisaged or contemplated by this Agreement; and

(B)
the Seller shall pay to the Purchaser on demand an amount equal to 50 per cent. of any Transfer Tax for which the Purchaser is liable to account to any Tax Authority in connection with or as a result of this Agreement or any transfer, sale, supply, use or transaction made pursuant to or envisaged or contemplated by this Agreement.

41.3	The Purchaser, the Seller and the Business Seller shall cooperate to take all reasonable steps, claims or elections to minimise any Transfer Tax payable under or in connection with this Agreement.

41.4
The Seller and the Business Seller shall provide the Purchaser and the Purchaser shall provide the Seller and the Business Seller with any valid documentation that may be required to enable the Purchaser or the Seller or the Business Seller (as the case may be) to receive a credit or deduction for any Transfer Tax arising in connection with or as a result of this Agreement or any transfer, sale, supply, use or transaction made pursuant to or envisaged or contemplated by this Agreement, where applicable under local law.

42.	Counterparts

42.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

42.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

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43.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

44.	Contracts (Rights of Third Parties) Act 1999

44.1
Save as contemplated by Clause 44.2, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

44.2
The provisions of Clause 28.2 confer a benefit on certain persons referred to therein and, subject to the remaining provisions of this Clause 44 and Clause 28.2 are each intended to be enforceable by such persons by virtue of the Contracts (Rights of Third Parties) Act 1999.

44.3	This Agreement may be amended or varied in any way and at any time, in accordance with the terms of this Agreement, by the parties to it without the consent of any person referred to in Clause 28.2.

45.	Choice of governing law

45.1
This Agreement shall be governed by and construed in accordance with English law.  Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

46.	Jurisdiction

46.1
The courts of England are to have jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement.  Any Proceedings shall be brought only in the courts of England.

46.2
Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of England.  Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

46.3	Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts.

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47.	Agent for service

47.1
The Purchaser irrevocably appoints the Purchaser’s Solicitors to be its agent for the receipt of Service Documents.  It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules, provided that the Service Document is marked for the urgent attention of Jane Hobson, Partner.

47.2
If the agent at any time ceases for any reason to act as such, the Purchaser shall appoint a replacement agent having an address for service in England or Wales and shall notify the Seller of the name and address of the replacement agent.  Failing such appointment and notification, the Seller shall be entitled by notice to the Purchaser to appoint a replacement agent to act on behalf of the Purchaser.  The provisions of this Clause 47 applying to service on an agent apply equally to service on a replacement agent.

47.3	A copy of any Service Document served on an agent shall be sent by post to the Purchaser. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

47.4	“Service Document” means a claim form, application notice, order, judgment or other document relating to any Proceedings.

IN WITNESS of which the parties have entered into this Agreement on the day and year first before written.

Schedule 1
(Conduct of Business before Completion)

The acts and matters referred to in Clause 6.3 are as follows:

1.
any disposal (not being a disposal in the ordinary course of trading on normal arm’s length terms) of any interest in any part of the Business Assets where in any such case such disposal is of an asset of an individual value in excess of US$[***] or of assets of an aggregate value in excess of US$[***];

2.
any creation or grant of any Encumbrance (other than a Permitted Encumbrance or a non-exclusive licence of Intellectual Property or know-how in the ordinary course of business) on, over or affecting any of the Business Assets;

3.	subject to paragraph 4 below, the discontinuance or cessation of operation of any part of the Business;

4.	the discontinuation of any Product SKU unless:

(a)	gross revenues for the relevant Product SKU in the twelve months prior to discontinuation were less than US$[***]; or

(b)	discontinuation is required for any bona fide regulatory or safety reason;

5.
the acquisition, whether by merger, consolidation, formation or otherwise, of any body corporate or business or the entering into of any partnership or joint venture arrangement which involves investment by the Business;

6.
the grant of a licence in respect of, or the sale, transfer, disposal or assignment of, any Business Intellectual Property (other than the grant of a non-exclusive licence of Intellectual Property in the ordinary course of business);

7.	the initiation, settlement or abandonment of any claim, litigation, arbitration or other proceedings with a value above US$[***] and relating to the Business or the Business Assets, other than:

(a)	debt collection in the ordinary course of business; and

(b)	any claim, litigation, arbitration or other proceeding in respect of which the Purchaser would be entitled to claim for indemnification pursuant to the terms of this Agreement;

8.
any material amendment to any Regulatory Permit or Third Party Regulatory Permit, except to the extent required by (i) applicable law or regulation, (ii) any Governmental Entity, or (iii) the standards, policies and procedures of the GSK Group as then in force;

9.
the entry into any contract which is for the Commercialisation and/or Manufacture of any Product calls for payments by any party thereto in excess of US$[***] (excluding Sales Tax) in any twelve month period;

[***] Confidential Treatment Requested

10.
any material acceleration or increase in the quantity of Products Manufactured (to the extent within the power or control of the GSK Group to control the Manufacture of Products) which is not in accordance with the past practice of the Business during the six (6) months preceding the date of this Agreement, except where such acceleration or increase results from an actual increase in the orders of the relevant Products by any distributor or customer without any unusual inducement by the Seller or any employee or representative of the Business intended to result in the Manufacture of seasonally adjusted inventory levels of Products in excess of normal levels;

11.
save as disclosed to the Purchaser in writing on or before the date of this Agreement, any outsourcing to one or more third parties of any marketing functions in respect of any or all of the Products; and

12.	the entry into of any agreement to do any of the acts and matters specified in this Schedule 1.

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Schedule 2
(Completion arrangements)

1.	General

1.1	Matters to be dealt with by the Seller

At Completion, the Seller shall:

Transfer of Business Assets capable of delivery

Subject to the provisions of this Agreement, procure that each relevant member of the GSK Group with legal and beneficial title to any Business Asset delivers to, or holds to the order of, the Purchaser (or the relevant Designated Purchaser) all the Business Assets to which such member of the GSK Group has legal and beneficial title and which are capable of transfer by delivery (other than any Business Records which shall be delivered to the Purchaser in accordance with Clause 24) with the intent that legal and beneficial title to these Business Assets shall pass at the Completion Time.

IP Completion Deliverable

procure that:

(A)
the owner of the Relevant Marks assigns, for no consideration other than the payment to the Seller of the Consideration in accordance with this Agreement, to the Purchaser (i) all of the Relevant Marks and (ii) all other Relevant Rights which exclusively relate to the Business; and

(B)
the owner of the Relevant Rights licenses (on a non-exclusive, perpetual, irrevocable, royalty-free basis, with the right to sub-license) for no consideration other than the payment to the Seller of the Consideration in accordance with this Agreement, to the Purchaser all Relevant Rights which non-exclusively relate to the Business (the “Licensed Relevant Rights”) provided that the Purchaser shall:

(i)
only use the Licensed Relevant Rights pursuant to this licence in substantially the same manner as such Licensed Relevant Rights were used by the Business Seller (or a member of the GSK Group) in respect of a Product in the Business (including solely in relation to the territory and SKU form in which such Product is used) immediately prior to the Completion Time, save that the Purchaser shall be entitled to use the Licensed Relevant Rights outside of the Restricted Territory, solely for the purposes of having the relevant Product manufactured outside of the Restricted Territory and then exported back into the Restricted Territory, and not for the Commercialisation of the relevant Product in that manufacturing territory or elsewhere other than the Restricted Territory (subject always to the terms of any manufacture and/or supply arrangements entered into from time to time between a member of the GSK Group

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and a member of the Purchaser's Group in respect of the manufacture and/or supply of a Product to which the Licensed Relevant Rights relate);

(ii)
not be entitled to use the Licensed Relevant Rights in respect of any product other than the Product in which such rights were used by the Business Seller (or a member of the GSK Group) in the Business immediately prior to the Completion Time; and

(ii)
indemnify, and keep indemnified, the owner of the Relevant Rights and each member of the GSK Group from and against all Losses incurred by the owner of the Relevant Rights and/or any member of the GSK Group as a result of, or in connection with, the Purchaser using the Licensed Relevant Rights otherwise than in accordance with the provisions of this licence.

Other matters

Deliver to the Purchaser:

(A)
a certified copy of the minutes of a duly held meeting of the directors of the Seller (or a duly constituted committee thereof) authorising the execution by the Seller of this Agreement and those Seller Transaction Documents to be entered into at Completion and, in the case where such execution is authorised by a committee of the board of directors of the Seller, a certified copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof;

(B)	an original counterpart of the Bill of Sale and Assignment and Assumption of Obligations and Liabilities Agreement duly executed on behalf of the Seller and/or the relevant members of the GSK Group;

(C)	an original counterpart of each of the Business Domain Name Assignments duly executed on behalf of the Seller and/or the relevant member(s) of the GSK Group;

(D)	a completed Internal Revenue Service Form W-9 in respect of the Seller; and

(E)	a completed Internal Revenue Service Form W8-BEN in respect of GSK PLC.

1.2	Matters to be dealt with by the Purchaser

At Completion, the Purchaser shall:

(A)	deliver to the Seller:

(i)
a certified copy of the minutes of a duly held meeting of the directors of the Purchaser (or a duly constituted committee thereof) authorising the execution by the Purchaser of this Agreement and those of the

[***] Confidential Treatment Requested

Purchaser Transaction Documents to be entered into at Completion to which it is a party and, in the case where such execution is authorised by a committee of the board of directors of the Purchaser, a certified copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof;

(ii)	an original receipt acknowledging delivery of all documents required to be delivered by the Seller pursuant to this Schedule;

(iii)
an original counterpart of the Bill of Sale and Assignment and Assumption of Obligations and Liabilities Agreement duly executed on behalf of the Purchaser and/or the relevant member(s) of the Purchaser’s Group; and

(iv)	an original counterpart of each of the Business Domain Name Assignments duly executed on behalf of the Purchaser and/or the relevant member(s) of the Purchaser’s Group;

(B)	pay, or procure the payment of:

(i)	the amount of the Initial Cash Consideration to the Seller’s Bank Account; or

(ii)
if so directed by the Seller, pay, or procure the payment of, such part of the amount of the Initial Cash Consideration to such bank account(s) of the Business Seller as the Seller may notify to the Purchaser not less than three (3) Business Days before Completion, in any such case by CHAPS transfer for same day value.

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Schedule 3
(The Warranties)

1.	Capacity of the Seller and the Business Seller

1.1	The Seller, the Business Seller and GSK PLC are each duly incorporated and validly existing under the laws of their respective jurisdiction of incorporation.

1.2
The Seller, the Business Seller and GSK PLC each have the requisite capacity, power and authority to enter into and perform this Agreement, as does each member of the GSK Group in respect of any other documents which are to be entered into by any such party pursuant to this Agreement (the “Seller Transaction Documents”).

1.3
This Agreement constitutes valid and binding obligations of the Seller, the Business Seller and GSK PLC in accordance with its terms.  The Seller Transaction Documents will, when executed by the relevant member of the GSK Group, constitute valid and binding obligations of that member of the GSK Group, in accordance with their respective terms.

1.4
The execution and delivery of this Agreement and the performance by the Seller, the Business Seller and GSK PLC of their respective obligations under it and, in the case of any other member of the GSK Group, the execution and delivery of any Seller Transaction Documents to which it is a party and the performance by that party of its obligations under them, will not:

(A)	result in a breach of any provision of the memorandum or articles of association or by laws or equivalent constitutional document of the relevant member of the GSK Group;

(B)
result in a breach of, or constitute a default under, any instrument to which the relevant member of the GSK Group is party or by which the relevant member of the GSK Group is bound where such breach is material to their ability to perform their obligations under this Agreement or under any of the Seller Transaction Documents;

(C)
so far as the Seller is aware, result in a breach of any existing order, judgment or decree of any court, Governmental Entity by which the relevant member of the GSK Group is bound and where such breach is material to their ability to perform their obligations under this Agreement or under any of the Seller Transaction Documents; or

(D)
save as contemplated by this Agreement, require the relevant member of the GSK Group to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked.

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1.5	No person is entitled to receive from the Business any fee, brokerage or commission in connection with the Seller Transaction Documents or anything contained in them.

2.	Solvency

2.1
No order has been made and no resolution has been passed for the winding up of the Seller or the Business Seller, or for the appointment of any administrator, receiver (including administrative receiver) or liquidator (provisional or otherwise) over the whole or any part of the property, assets and/or undertaking of the Seller or the Business Seller, in each case which would be reasonably likely to restrict or otherwise affect the transactions contemplated by this Agreement, or the whole or any part of the Business or the Business Assets.

2.2
No petition has been presented or meeting convened for the purpose of considering a resolution or resolution circulated for the winding up of the Seller or the Business Seller, or for the appointment of any administrator, receiver (including administrative receiver) or liquidator (provisional or otherwise) over the whole or any part of the property, assets and/or undertaking of the Seller or the Business Seller, in each case which would be reasonably likely to restrict or otherwise affect the transactions contemplated by this Agreement, or the whole or any part of the Business or the Business Assets.

2.3	Neither the Seller nor the Business Seller has stopped payment or suspended payment of its debts generally, is insolvent or deemed unable to pay its debts as they fall due.

3.	Ownership and sufficiency of Assets

3.1
Each of the Business Assets (other than any Business Inventory acquired in the ordinary course of business on terms that the property does not pass until payment is made) is owned both legally and beneficially by the Business Seller or another member of the GSK Group and each of those assets capable of possession is, save where in the possession of third parties in the ordinary course of business, in the possession of the Business Seller or another member of the GSK Group.

3.2
Save for Permitted Encumbrances, no Encumbrance on, over or affecting the whole or any part of the Business Assets is outstanding and, save in relation to Permitted Encumbrances, there is no agreement or commitment entered into by the Business Seller to give or create any Encumbrance and no claim has been made against the Business Seller by any person to be entitled to any Encumbrance.

3.3
The Business Assets, together with such other rights which are to be provided to the Purchaser’s Group pursuant to this Agreement, the IP Completion Deliverable, the licences granted to the Purchaser under each of Clause 25.2 and Clause 25.14, any other Seller’s Transaction Document and any other Purchaser’s Transaction Document, comprise all of the material assets required to carry on the Business in substantially the same manner as it has been during the six (6) months preceding the date of this Agreement (save that nothing in this paragraph shall be deemed to be or construed as a warranty that the activities of the Business do not infringe the Intellectual Property of any third party).

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4.	Business Inventory

4.1	To the extent in existence at the date of this Agreement, the Business Inventory complies in all material respects with all applicable product specifications and with applicable requirements of GMP.

4.2	To the extent in existence at the date of this Agreement, all items of Business Inventory are beneficially owned by a member of the GSK Group.

5.	Audited Carve-Out Accounts

The Audited Carve-Out Accounts will be prepared:

(A)
in conformity with International Accounting Standards, International Financial Reporting Standards and related interpretations, as issued by the International Accounting Standards Board as applicable to the items included in the Audited Carve-out Accounts; and

(B)	to present:

(i)	the net assets sold; and

(ii)	the revenue and direct operating expenses,

in each case, of the business described therein) pursuant to the basis of preparation described in note 2 (basis of preparation and accounting policies) of the notes accompanying the audited financial statements set out therein.

5.2
On the basis of the foregoing paragraph 5.1 (and having regard to the fact that (i) the net assets to be sold of the business described in the Audited Carve-Out Accounts are not each contained within separate legal entities, (ii) historically the GSK Group has not maintained separate records for the business described therein, and (iii) the Audited Carve-Out Accounts are not intended to be a complete presentation of the financial position, operating results or cash flows of the business described therein), the financial statements contained within the Audited Carve-Out Accounts will present fairly, in all material respects, the net assets sold of the business described therein as at 31 December 2010, 31 December 2009 and 31 December 2008 and the revenue and direct operating expenses of the business described therein for the years ended 31 December 2010, 31 December 2009 and 31 December 2008 in conformity with the basis of preparation described in note 2 (basis of preparation and accounting policies) of the notes accompanying such financial statements.

6.	Interim Review Carve-Out Accounts

The Interim Review Carve-Out Accounts will be prepared:

(A)	in conformity with International Accounting Standards, International Financial Reporting Standards and related interpretations, as issued by the International

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Accounting Standards Board as applicable to the items included in the Audited Carve-Out Accounts; and

(B)	to present:

(i)	the net assets sold; and

(ii)	the revenue and direct operating expenses,

in each case, of the business described therein) pursuant to the basis of preparation described in note 2 (basis of preparation and accounting policies) of the notes accompanying the financial statements set out therein.

6.2
On the basis of the foregoing paragraph 6.1 (and having regard to the fact that (i) the net assets to be sold of the business described in the Interim Review Carve-Out Accounts are not each contained within separate legal entities, (ii) historically the GSK Group has not maintained separate records for the business described therein, and (iii) the Interim Review Carve-Out Accounts are not intended to be a complete presentation of the financial position, operating results or cash flows of the business described therein), the financial statements contained within the Interim Review Carve-Out Accounts will not require that any material modifications be made to them for them to be in conformity with the basis of preparation described in note 2 of the financial statements set out therein.

7.	Events since the Business Financial Information Date

Since the Business Financial Information Date:

(A)	there has been no change which has had a Material Adverse Effect; and

(B)
save in respect of actions undertaken in connection with the GSK Group Reorganisation Plans, the Business has in all material respects been carried on in the ordinary course and no contract which relates exclusively to the Business has been entered into or terminated by any member of the GSK Group (in relation to the Business).

8.	Discount arrangements

8.1
The Brand Activation Grids specifically disclosed in the Disclosure Letter do not materially misstate the planned advertising and promotional activity in respect of the Business during the calendar year 2012.

9.	Consents and licences

9.1
All governmental and quasi-governmental licences, consents, permissions, waivers, exceptions and approvals required for carrying on the Business, the absence of which, individually or in the aggregate, would have a Material Adverse Effect, are in force and have been complied with in all material respects and, so far as the Seller is aware, no

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written notice has been received by the Seller or any other member of the GSK Group which indicates that any such licence, consent, permission, waiver, exception or approval has not been complied with in all material respects and is likely to be revoked or which may confer a right of revocation.

9.2
So far as the Seller is aware, there are no circumstances which make it reasonably likely that any of the licences, consents, permissions, waivers, exceptions and approvals referred to in paragraph 9.1 will or are likely to be suspended, cancelled or revoked or not renewed, in whole or in part, in the ordinary course of events (whether in connection with the Transactions contemplated by this Agreement or otherwise)

9.3
During the Relevant Period, the Business has been conducted in all material respects in compliance with the applicable requirements of GMP, except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect.

10.	Litigation

10.1
The Business Seller (in relation to the Business) is not currently party to any Third Party Proceedings, whether as claimant, defendant or otherwise (other than as claimant in proceedings for the collection of debts arising in the ordinary course of business) where the amount claimed in any individual claim exceeds US$[***].

10.2
So far as the Seller is aware, no Third Party Proceedings are pending or threatened by or against the Business Seller in respect of a Product which would be reasonably likely to result in any individual claim in excess of US$[***].

10.3
No member of the GSK Group has received any formal written notice in the Relevant Period indicating that any litigation or arbitration, administrative or criminal proceedings in relation to the Business are currently pending where the amount claimed in any individual claim exceeds US$[***].

11.	Delinquent and wrongful acts

11.1	So far as the Seller is aware, no member of the GSK Group (in relation to the Business), has during the Relevant Period committed any criminal or illegal act which is material to the Business.

11.2
No member of the GSK Group (in relation to the Business) has during the Relevant Period received notification that any investigation or inquiry is being or has been conducted by any supranational, national or local authority or governmental agency in respect of its respective part of the Business.

12.	Intellectual Property and Information Technology

12.1	None of the Business Intellectual Property is registered or is an application for registration.

12.2	Copies of all material licences of:

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(A)	Business Intellectual Property granted to a third party; and

(B)	Intellectual Property and know how, in each case granted to a Business Seller exclusively in relation to the Business,

are set out in the Data Room.

12.3
So far as the Seller is aware no party to any of the licences referred to in paragraph 12.2 is in breach of any such licence where such breach would entitle the non-defaulting party to terminate such licence.

12.4
Neither the validity or subsistence of the Business Intellectual Property nor the right, title and interest of the Seller or any Business Seller in such Intellectual Property, is the subject of any current, pending or threatened written challenge, claim or proceedings (including for opposition, cancellation, revocation or rectification) nor has it been in the [***] months prior to the date of this Agreement.  So far as the Seller is aware, neither the validity or subsistence of the Intellectual Property comprised in the Relevant Rights nor the right, title and interest of the owner of the Relevant Rights  in such Intellectual Property is the subject of any current, pending or threatened written challenge, claim or proceedings (including for opposition, cancellation, revocation or rectification) nor has it been in the [***] months prior to the date of this Agreement.

12.5
No claim in writing has been made by a third party to (i) the Seller or any Business Seller or (ii) so far as the Seller is aware, the owner of the Relevant Rights, in each case in the [***] months prior to the date of this Agreement, which alleges that the operations of the Business infringe or misuse the Intellectual Property of a third party or which otherwise disputes the right of the Seller or any Business Seller to use the Business Intellectual Property in the Business, or, so far as the Seller is aware, disputes the right of the owner of the Relevant Rights to use the Intellectual Property comprised in the Relevant Rights in the Business.  So far as the Seller is aware, the activities of the Business do not infringe the Intellectual Property or know-how rights of any third party where such infringement would have more than an immaterial effect on the Business.

12.6
No claim in writing has been made by (i) the Seller or (ii) so far as the Seller is aware, the owner of the Relevant Rights, in each case in the [***] months prior to the date of this Agreement, which alleges that a third party is infringing or misusing or is likely to infringe or misuse the Business Intellectual Property or the Intellectual Property comprised in the Relevant Rights. So far as the Seller is aware, no third party is infringing any Business Intellectual Property or any Intellectual Property comprised in the Relevant Rights, in each case where such infringement would have more than an immaterial effect on the Business.

12.7
There has been no material disruption to the commercial activities of the Business in the [***] months prior to the date of this Agreement which has been caused by any failure or breakdown of the Information Technology used in the Business.

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12.8
So far as the Seller is aware, the Seller has not disclosed to any person any of its Confidential Information relating to the Business except where such disclosure was made in the normal course of the Business and was made subject to an agreement under which the recipient is obliged to maintain its confidentiality or restricted from using it other than for the purposes for which it was disclosed by the Business.

13.	Insurances

13.1
Details of the GSK Group Insurance Policies are set out in the Data Room and, so far as the Seller is aware, no individual or related claim in respect of the Business for amounts in excess of US$[***] is outstanding thereunder.

13.2	So far as the Seller is aware, all premiums and any related insurance premium taxes have been duly paid or are due to be paid in respect of all such GSK Group Insurance Policies.

13.3	Details of all outstanding claims made in respect of the GSK Group Insurance Policies in the past [***] years are contained in the Data Room.

14.	Product Liability

14.1
The Products sold by the Business during the Relevant Period have complied in all material respects with all applicable product specifications and have been Manufactured in all material respects in accordance with applicable requirements of then-current GMP, except for any such non-compliance that has not had, and would not reasonably be expected to have, a material impact on the relevant brand.

14.2
During the Relevant Period, none of the Products has been the subject of any product recall after being sold.  So far as the Seller is aware, no circumstances exist which are reasonably likely to give rise to the occurrence of such an event.

14.3
The Business Seller (in relation to the Business) has not received in the Relevant Period any written notification or written claim (in each case, which remains outstanding) that it has Manufactured or Commercialised any Product in the course of carrying on the Business or its respective part thereof which does not in any material respect comply with all applicable laws, regulations or standards or which in any material respect is defective or dangerous, where the pursuit of any such notification or claim has had, or would reasonably be expected to have, a material impact on the relevant brand.

15.	Regulatory Permits

15.1
Save in circumstances where a Certificate of Pharmaceutical Product is required, the Regulatory Permits are the only Regulatory Permits that are required to carry on the Business as carried on prior to the date hereof.

15.2	Each Regulatory Permit is validly held by the relevant Regulatory Permit Holder and is in full force and effect and the relevant Regulatory Permit Holder has complied with all

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terms and conditions thereof, except for any such invalidity or non-compliance that has not had, and would not reasonably be expected to have, a material impact on the relevant Product(s).

15.3
No proceeding relating to the Regulatory Permits has been notified during the Relevant Period to the Seller or any Regulatory Permit Holder by any Governmental Entity, where the commencement or instigation of such proceeding has had, or would reasonably be expected to have, a material impact on the relevant Product(s).  So far as the Seller is aware, neither the Seller nor any Regulatory Permit Holder has received any written notice during the Relevant Period from any Governmental Entity indicating that any Regulatory Permit is likely to be suspended, revoked, not renewed or modified, where such suspension, revocation, non-renewal or modification has had, or would reasonably be expected to have, a material impact on the relevant Product(s).

15.4
In relation to any Product for which a Regulatory Permit is not required, the Seller and  Business Seller or member of the GSK Group has, so far as the Seller is aware, complied with its obligations relating to the formulation and labelling of such Product under any relevant OTC Monograph, save for such non-compliance as has not had, and would not reasonably be expected to have, a material impact on the relevant Product(s).

16.	Taxation

16.1
The Seller and Business Seller have in respect of the Business timely filed, or caused to be timely filed, all Tax returns that were required to be filed by or with respect to it (other than Tax returns which, if properly prepared and filed, would involve an immaterial amount of Tax).

16.2	The Seller and Business Seller have in respect of the Business timely paid or caused to be timely paid all material Taxes required to be paid by or with respect to it.

16.3	There are no liens for Taxes on any of the Business Assets other than Permitted Encumbrances.

16.4	None of the Business Assets is:

(A)
property required to be treated as owned by another person pursuant to section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986;

(B)	"tax-exempt use property" within the meaning of section 168(h)(1) of the IRC;

(C)	"tax-exempt bond financed property" within the meaning of section 168(g)(5) of the IRC;

(D)	"limited use property" within the meaning of Revenue Procedure 2001-28, 2001-1 C.B. 1156; or

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(E)	subject to a "section 467 rental agreement" within the meaning of section 467 of the IRC.

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Schedule 4
(Seller’s limitations on liability)

1.	Limitations on quantum and general

1.1
Neither the Purchaser nor any other member of the Purchaser’s Group shall be entitled in any event to damages or other payment in respect of any claim or claims under any of the Warranties in respect of any individual claim (or series of related claims with respect to related facts or circumstances):

(A)	for less than US$75,000; or

(B)
unless and until the aggregate amount of all claims made in respect of the Warranties (taking no account of those referred to in (A) above) exceeds US$500,000 but, once the aggregate amount of all such claims has exceeded such sum, the Seller shall be liable for the full amount of all such claims and not merely in respect of the excess over such sum.

1.2	The total aggregate liability of the Seller and all members of the GSK Group under this Agreement shall not in any event exceed an amount equal to:

(A)	for all claims under the Warranties, US$6,726,600; and

(B)	for all claims under this Agreement (including the claims referred to in the preceding sub-paragraph 1.2(A)) save for any claims in relation to any Excluded Liabilities, US$44,844,000.

1.3	Neither the Purchaser nor any other member of the Purchaser’s Group shall be entitled to claim for any indirect or consequential loss (including loss of profit) or punitive damages.

1.4
The Seller shall only be liable in respect of any claim under this Agreement if and to the extent that such claim is admitted by the Seller or proven by a judgment in a court of competent jurisdiction.

1.5	Each provision of this Schedule shall be read and construed without prejudice to each of the other provisions of this Schedule.

1.6
The Purchaser shall give, and shall procure that there is given, to the Seller access to all such information and documentation within the possession or control of any member of the Purchaser’s Group as the Seller may reasonably require to enable it to satisfy itself as to whether any breach of the Warranties notified pursuant to paragraph 2 below shall have occurred.

2.	Time limits for bringing claims

No claim shall be brought against the Seller in respect of any of the Warranties unless the Purchaser shall have given to the Seller written notice of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim

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and the amount claimed in respect thereof (detailing the Purchaser’s good faith calculation of the loss thereby alleged to have been suffered by it or the relevant member of the Purchaser’s Group):

(A)	subject to sub-paragraph 2(B), on or before the date falling 18 months after the Completion Date; or

(B)
in respect of any claim under the Tax Warranties, the later of six (6) months after the expiry of the period specified by statute during which an assessment of that liability to Tax may be issued by a relevant Tax Authority and the seventh anniversary of the Completion Date,

PROVIDED THAT the liability of the Seller in respect of any claim referred to in paragraph (A) above shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within six (6) months of the service of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller except:

(aa)
in the case of a claim based upon a liability which is contingent or otherwise not capable of being quantified, in which case the six (6) month period shall commence on the date that the contingent liability becomes an actual liability or the liability is capable of being quantified; or

(bb)
in the case of a claim where a member of the Purchaser’s Group has a corresponding claim against an insurer or a corresponding entitlement to recovery from some other person in which case the six (6) month period shall commence on the date that the corresponding claim or entitlement is finally settled or finally determined.

3.	Conduct of litigation

3.1
Upon the Purchaser or any other member of the Purchaser’s Group becoming aware of any claim, action or demand against it or any other matter likely to give rise to any claim in respect of any of the Warranties, the Purchaser shall:

(A)	as soon as practicable notify the Seller thereof in writing in accordance with paragraph 2;

(B)
subject to the Seller’s agreement to indemnify the Purchaser or the relevant member of the Purchaser’s Group in a form reasonably satisfactory to the Purchaser against any liability, cost, damage or expense which may be properly incurred thereby (but without thereby implying any admission of liability on the part of the Seller), take such action and give such information and access to personnel, premises, chattels, documents and records (which the Purchaser shall procure are preserved) to the Seller and its professional advisers as the Seller may reasonably request and the Seller shall be entitled to require any relevant  member of the Purchaser’s Group to take such reasonable action and

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give such reasonable information and assistance (at the Seller’s cost) in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

(C)
at the request of the Seller, allow the Seller to take the sole conduct of such claims, actions and/or demands (as applicable) as the Seller may deem appropriate in connection with any such claim, action or demand in the name of the Purchaser or any relevant member of the Purchaser’s Group and in that connection the Purchaser shall give or cause to be given (and shall procure that the relevant member of the Purchaser’s Group shall give or cause to be given) to the Seller all such assistance (at the Seller’s cost) as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim, action or demand and shall instruct such solicitors or other professional advisers as the Seller may nominate to act on behalf of the Purchaser or any relevant member of the Purchaser’s Group, as appropriate, but to act solely in accordance with the Seller’s instructions provided that neither the Purchaser nor the relevant member of the Purchaser’s Group shall be required to commence any legal proceedings where either:

(i)
the Purchaser or the relevant member of the Purchaser’s Group has validly assigned all of its rights in relation to the relevant claim, action or demand (as applicable) to the Seller in a manner which entitles the Seller to the same benefits in respect of such rights as the Purchaser or the relevant member of the Purchaser’s Group had; or

(ii)
where sub-paragraph 3.1(C)(i) does not apply or where the Seller otherwise requests in writing, the Seller has not notified the relevant party against whom such proceedings are brought that such proceedings are being brought at the instruction of the Seller;

AND PROVIDED ALSO THAT, the Seller shall not be entitled to assume the defence of any such claim, action and/or demand if the claim, action and/or demand seeks any relief other than damages (including any orders, injunctions or other equitable relief) against any member of the Purchaser's Group which the relevant member of the Purchaser's Group reasonably determined cannot be separated from any related claim for damages.  If such claim for other relief can be separated from the claim for damages, the Seller shall be entitled to assume the defence of the claim for damages.  The Seller shall further be entitled to settle any claim, action and/or demand where relief other than damages is sought if the claimant agrees to settle such claim for damages and not to pursue other relief;

AND PROVIDED ALSO THAT the Seller shall not be entitled (on written notice from the Purchaser) to assume or continue the defence of any such claim, action and/or demand in the event that such claim, action and/or demand, or the Seller’s conduct of the defence thereof, has caused or could cause (in the opinion of the Purchaser, acting reasonably and in good faith) material damage to the reputation or goodwill of any member of the Purchaser's Group;

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PROVIDED THAT in circumstances where the Seller is not entitled to assume or continue the defence of any claim, action or demand pursuant to this paragraph 3.1(C), the Purchaser shall keep the Seller informed and consult with the Seller in relation thereto, and take into account the Seller’s reasonable views thereon;

(D)
be entitled to participate in the defence of the relevant claim, action or demand (as applicable) and to employ separate counsel to represent it as its own expense PROVIDED THAT the Seller shall control the defence of the relevant claim, action or demand (as applicable);

(E)	make no admission of liability, agreement, settlement or compromise with any person in relation to any such claim, action or demand without the prior written consent of the Seller; and

(F)
take, or procure that there is taken, all reasonable action to mitigate any loss suffered by it or by any member of the Purchaser’s Group in respect of which a claim could be made under the Warranties.

3.2
The Seller shall be entitled at any stage and at its sole discretion to settle any such claim, action or demand (but without any admission of wrongdoing, and, without prejudice to the limitations on liability set out in this Agreement, subject to the Seller compensating the Purchaser for the full amount of any Losses suffered, sustained and/or incurred by any member of the Purchaser's Group in this respect).

4.	No liability if loss is otherwise compensated for

4.1
No liability shall attach to the Seller or to any member of the GSK Group by reason of any breach of any of the Warranties to the extent that the same loss has been recovered by the Purchaser or any other member of the Purchaser’s Group under any other Warranty or terms of this Agreement or any other document entered into pursuant hereto and accordingly the Purchaser and each other member of the Purchaser’s Group may only recover once in respect of the same loss.

4.2
The Seller shall not be liable for breach of any of the Warranties to the extent that the subject of the claim has been or is made good or is otherwise compensated for (including, without limitation, pursuant to Clause 21) without cost to the Purchaser or any other member of the Purchaser’s Group.

4.3
In calculating the liability of the Seller for any breach of the Warranties there shall be taken into account the amount by which any Taxation for which the Purchaser, any Designated Purchaser or any other member of the Purchaser’s Group is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability.

5.	Recovery from Insurers and other Third Parties

5.1	If, in respect of any matter which would give rise to a claim under the Warranties, any member of the Purchaser’s Group is entitled to claim under any policy of insurance,

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then no such matter shall be the subject of a claim under any such Warranties unless and until the appropriate member of the Purchaser’s Group shall have made a claim against its insurers and used all reasonable endeavours to pursue such claim and any such insurance claim shall then reduce by the amount recovered or extinguish any such claims under any such Warranties.

5.2
Where the Purchaser or any member of the Purchaser’s Group is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a claim under the Warranties, the Purchaser shall, and shall procure that the member of the Purchaser’s Group concerned shall, take all reasonable steps to enforce such recovery prior to taking action against the Seller (other than to notify the Seller of such claim) and, in the event that the Purchaser or any member of the Purchaser’s Group shall recover any amount from such other person, the amount of the claim against the Seller shall be reduced by the amount so recovered.

5.3
If the Seller or any other member of the GSK Group pays at any time to the Purchaser or any member of the Purchaser’s Group an amount pursuant to a claim in respect of the Warranties or under any provision of this Agreement and the Purchaser or member of the Purchaser’s Group subsequently recovers from some other person any sum in respect of any matter giving rise to such claim, the Purchaser shall, and shall procure that the relevant member of the Purchaser’s Group shall, repay to the Seller the lesser of (i) the amount paid by the Seller (or other member of the GSK Group) to the Purchaser or relevant member of the Purchaser’s Group and (ii) the sum (including interest (if any)) recovered from such other person, less any Tax thereon.

6.	Acts of Purchaser

6.1	No claim shall lie against the Seller under or in relation to the Warranties to the extent that such claim is attributable to:

(A)
any voluntary act, omission, transaction, or arrangement carried out at the written request of or with the written consent of the Purchaser or of a member of the Purchaser’s Group before, at or after Completion or under the terms of this Agreement or any other agreement contemplated by it;

(B)
any voluntary act, omission, transaction, or arrangement carried out by the Purchaser or by a member of the Purchaser’s Group on or after Completion which is outside the ordinary course of business of the relevant member of the Purchaser’s Group and/or which the relevant member of the Purchaser’s Group knew, or ought reasonably to have known (after reasonable enquiry), would, or was reasonably likely to, result in a claim; or

(C)
any admission of liability made in breach of the provisions of this Schedule after the date hereof by the Purchaser or on its behalf or by persons deriving title from the Purchaser or by a member of the Purchaser’s Group on or after Completion.

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6.2
The Seller shall not be liable for any breach of any Warranty which would not have arisen but for any reorganisation (including a cessation of the whole or part of any trade) or change in ownership of any member of the Purchaser’s Group or of any assets of any such member after Completion or change in any accounting basis on which any member of the Purchaser’s Group values its assets or any accounting basis, method, policy or practice of any member of the Purchaser’s Group which is different from that adopted or used in the preparation of the Completion Current Asset Statement.

7.	The Completion Current Asset Statement

No matter shall be the subject of a claim, and no liability shall exist, under the Warranties to the extent that allowance, provision or reserve in respect of such matter shall have been made in the Completion Current Asset Statement.

8.	Retrospective legislation

No liability shall arise in respect of any breach of any of the Warranties to the extent that liability for such breach or such claim occurs or is increased directly or indirectly as a result of:

(A)	any legislation not in force on or prior to the date of this Agreement; or

(B)	the withdrawal of any extra-statutory concession or other agreement or arrangement currently granted by or made with any Governmental Entity (whether or not having the force of law); or

(C)	any change after the date of this Agreement of any generally accepted interpretation or application of any legislation or in the enforcement policy or practice of the relevant authorities.

9.	Purchaser’s knowledge

Without prejudice to paragraph 10, the Seller shall not be liable under the Warranties in relation to any matter forming the basis of a claim of which the Purchaser was actually aware on or before the date of this Agreement including any such matter referred to in the Information Memorandum, the VDD Report, the Management Presentation or in any other due diligence report prepared for the Purchaser or any other member of the Purchaser’s Group.  For these purposes, the Purchaser’s awareness shall mean the actual knowledge of Matthew Mannelly (President and Chief Executive Officer), Ron Lombardi (Chief Financial Officer), Timothy Connors (Executive VP, Sales and Marketing), Eric Klee (Secretary and General Counsel), Jean Boyko (Senior Vice President, Science and Technology) and Paul Hennessey (Vice President, Operations).  The Purchaser confirms that, as at the date of this Agreement, it is not aware of any matter forming the basis of a claim, or a potential claim, for any breach of Warranty.

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10.	Disclosure

Neither the Purchaser nor any member of the Purchaser’s Group shall be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if fairly disclosed in the Disclosure Letter or in any document delivered or deemed to be delivered with it (including, for the avoidance of doubt, the Data Room and the VDD Report).

11.	Claim to be reduction of Final Cash Consideration

Any payment made by the Seller or any other person in respect of any claim under the Warranties shall be deemed to be a reduction of the Final Cash Consideration.

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Schedule 5
(Initial Cash Consideration)

	Asset	Amount

(A)	Business Inventory

	Business Inventory	US$[•]

(B)	Business Intellectual Property

	Business Intellectual Property	US$[•]

(C)	Other Business Assets

	Brands	US$[•]

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Schedule 6
(Completion Current Asset Statement)

1.	General

1.1	The Completion Current Asset Statement shall:

(A)	be prepared and agreed or determined in accordance with the provisions of this Schedule;

(B)	be in the format set out in paragraph 5 of this Schedule; and

(C)	comprise a statement of:

(i)	the Completion Current Asset Amount;

(ii)	the Provisional Current Asset Amount; and

(iii)	the Business Current Asset Adjustment Amount.

2.	Completion Current Asset Statement – Accounting policies, principles, practices, bases and methodologies

Part A – General

2.1	The Completion Current Asset Statement shall:

(A)	be prepared strictly in accordance with the applicable specific accounting principles, practices and policies set out in Part B of this paragraph 2.1 of this Schedule; and

(B)	subject to paragraph 2.1(A) above, be prepared under International Financial Reporting Standards as adopted by the European Union, in force and applicable at the Completion Date.

Part B – Specific accounting principles, practices and policies

2.2	The Completion Current Asset Statement shall be derived from the books and records of the Business Seller.

2.3	The Completion Current Asset Statement shall be prepared:

(A)	on a going concern basis;

(B)	as if the date to which the Completion Current Asset Statement is made up was the last day of a financial year;

(C)	on the basis of the same judgements, estimates, forecasts and opinions that were used for the purposes of and reflected in the Group financial statements of

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GSK PLC for the year ended 31 December 2010 as set out in the GSK Annual Report 2010;

(D)
so as to include no charge, provision, reserve or write-off in respect of any costs, liabilities or charges to be incurred after the date to which the Completion Current Asset Statement is made up as a consequence of the change of ownership of the Business, or any change in management strategy, direction or priority;

(E)	so as to take no account of events occurring or information becoming available following the Completion Date;

(F)
so as to take no account of the costs of the Seller or the Purchaser (or any member of their respective Groups) in relation to this Agreement (including, without limitation, the costs of the preparation, delivery, review and resolution of either Completion Current Asset Statement); and

(G)	such that any monetary sum expressed in a currency other than Dollars shall be translated into Dollars at the relevant Exchange Rate set out in Clause 1.2.

3.	Business Inventory count at Completion

3.1
For the purposes of the Completion Current Asset Statement, the Seller shall procure that there is carried out as at the Completion Time a stock count in relation to the Business Inventory at each of the four (4) distributions centres located in the United States at which Business Inventory is held as at the Completion Time (the “Business Inventory Count”).

3.2
The Business Inventory Count shall be carried out in a manner consistent with that adopted for the purposes of verifying the relevant stock position of the GSK Group during the last complete financial year of the GSK Group prior to the date hereof and shall consist of a reconciliation of the inventory figure shown in the computerised warehousing inventory at the relevant distribution centres as at the Completion Time (updated in accordance with the customary rolling stock-check process), such figure to be verified by means of physical sample stock-checks of selected items of Business Inventory at the relevant locations referred to in paragraph 3.1 above in the same manner and to the same material extent as was undertaken to verify the relevant inventory position of the GSK Group (the “Verification Sample Inventory Checks”) during the last complete financial year of the GSK Group prior to the date hereof.  Both the Purchaser and the Seller and their respective representatives shall be entitled to be present at the Verification Sample Inventory Checks and shall be entitled to make such enquiries, tests and inspections, and to have copies of such supporting documentation, in each case as either of them may reasonably deem necessary.

4.	Completion Current Asset Statement - Preparation

4.1	The Seller shall procure the preparation of a draft of the Completion Current Asset Statement, which shall be delivered to the Purchaser within forty-five (45) Business

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Days following the Completion Date (the “Draft Completion Current Asset Statement”).

4.2
After Completion, the Purchaser shall (and shall procure that each member of the Purchaser’s Group shall) give to the Seller and to the Seller’s advisers, without charge, such reasonable access to the personnel of any member of the Purchaser’s Group (who shall be instructed to give prompt information and explanations) and to all books and records of the Purchaser’s Group relating to the Business on or prior to the Completion Date as the Seller or the Seller’s advisers may reasonably request in connection with the preparation of the Draft Completion Current Asset Statement.

4.3
The Purchaser may dispute the Draft Completion Current Asset Statement by delivering to the Seller notice in writing (the “Dispute Notice”) within twenty-one (21) days of receiving the Draft Completion Current Asset Statement (the “Review Period”).  The Dispute Notice shall specify:

(A)	exactly which items of the Draft Completion Current Asset Statement are disputed;

(B)	the reasons therefor, making specific reference to the parts of this Schedule which the Purchaser claims have not been followed in preparing the Draft Completion Current Asset Statement; and

(C)	to the extent practicable, the effect that the Purchaser believes that the items in dispute have on each of the following:

(i)	the Completion Current Asset Amount;

(ii)	the Provisional Current Asset Amount; and

(iii)	the Business Current Asset Adjustment Amount.

4.4
Only those items or amounts specified in the Dispute Notice shall be treated as being in dispute (the “Disputed Items”) and no amendment may be made by either the Seller or the Purchaser, or any Expert appointed pursuant to paragraph 4.7 below, to any items or amounts which are not Disputed Items, save in the case of manifest error.  To the extent practicable, the Dispute Notice shall be accompanied by all relevant supporting documentation and working papers on which the Purchaser wishes to rely, it being acknowledged by the Purchaser that it shall (to the extent practicable) provide further documentation to support its claims promptly on reasonable request by the Seller.

4.5
For the purposes of enabling the Purchaser to present the Dispute Notice, the Seller shall, following the Completion Date, give the Purchaser and its advisers, without charge, such reasonable access to the personnel of any member of the GSK Group (who shall be instructed to give prompt information and explanations) and to all books and records of the GSK Group (to the extent in the possession or control of the relevant member of the GSK Group) relating to the Business on or prior to the Completion Date as the Purchaser or the Purchaser’s advisers may reasonably request in connection

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with their review of the Draft Completion Current Asset Statement.  It is acknowledged and agreed by the Purchaser that neither it nor its advisers shall be entitled to any such access, information or assistance which goes beyond that reasonably necessary to determine whether the Draft Completion Current Asset Statement has been prepared in accordance with the provisions of this Schedule.

4.6
If the Purchaser does not serve the Dispute Notice on the Seller by the end of the Review Period then the Draft Completion Current Asset Statement shall, as between the Seller and the Purchaser, in the absence of manifest error, be deemed to have been accepted, approved and agreed by the Seller and the Purchaser and shall be final and binding on the Seller and the Purchaser and shall constitute the “Completion Current Asset Statement” for all purposes of this Agreement.

4.7
If the Dispute Notice is served on the Seller by the Purchaser by the end of the Review Period then the Seller and the Purchaser shall attempt to resolve the Disputed Items between them in good faith negotiations.  If there are any Disputed Items which have not been resolved in good faith negotiations within a period of fourteen (14) days after the end of the Review Period, then the Disputed Items shall be referred for determination to a partner of at least ten (10) years qualified experience at PricewaterhouseCoopers LLP or, if no such partner is able to act, on the application of either the Purchaser or the Seller by the President for the time being of the Institute of Chartered Accountants in England and Wales (the “Expert”), who shall be instructed to notify the Purchaser and the Seller of his determination within thirty (30) days of such referral.

4.8
The Seller and the Purchaser shall, and shall procure that each member of their respective Groups shall, give the Expert reasonable access at reasonable times to all books and records in their possession or control relating to the period prior to the Completion Date and generally shall provide the Expert with such other information and assistance as the Expert may reasonably require.  In making his determination, the Expert shall act as expert and not as arbitrator and the Draft Completion Current Asset Statement, as amended by the Expert, shall, as between the Seller and the Purchaser and in the absence of manifest error, be deemed to have been accepted and approved by the Seller and the Purchaser, shall be final and binding on the Seller and the Purchaser and shall constitute the “Completion Current Asset Statement” for all purposes of this Agreement.  The fees and costs of the Expert shall be paid as the Expert shall determine.

4.9	Following agreement or determination of the Completion Current Asset Statement, the amount of:

(A)	the Completion Current Asset Amount;

(B)	the Provisional Current Asset Amount; and

(C)	the Business Current Asset Adjustment Amount,

shall be determined by reference to the Completion Current Asset Statement.

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5.	Completion Current Asset Statement

	US$	US$

Completion Current Asset Amount	•

Provisional Current Asset Amount	(•)

Business Current Asset Adjustment Amount		•

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Schedule 7
(The Products)

PRODUCT SCHEDULE FORMAT FOR DEBROX

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PRODUCT SCHEDULE FORMAT FOR GLYOXIDE

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Signed by	J Lecouilliard	)
for and on behalf of		)	/s/ J Lecouilliard………………………………
GLAXOSMITHKLINE LLC		)	ATTORNEY IN FACT

Signed by	J Lecouilliard	)
for and on behalf of		)	/s/ J Lecouilliard………………………………
GLAXOSMITHKLINE PLC		)	ATTORNEY IN FACT

Signed by	J Lecouilliard	)
for and on behalf of		)	/s/ J Lecouilliard………………………………
GLAXOSMITHKLINE CONSUMER HEALTHCARE, L.P.		)	ATTORNEY IN FACT

Signed by	Matthew M. Mannelly	)
for and on behalf of		)	/s/ Matthew M. Mannelly……………………
PRESTIGE BRANDS HOLDINGS, INC.		)

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